Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Class A Common Stock of

OVERSEAS SHIPHOLDING GROUP, INC. (NYSE: OSG)

at

An Offer Price of $8.50 per Share in Cash

by

SEAHAWK MERGECO., INC.,

a wholly owned subsidiary of

SALTCHUK RESOURCES, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER
11:59 P.M. EASTERN TIME ON JULY 9, 2024 (THE “EXPIRATION DATE”),
UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Seahawk MergeCo., Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Saltchuk Resources, Inc., a Washington corporation (“Parent”), is offering to purchase (the “Offer”) all of the issued and outstanding shares of Class A common stock, par value $0.01 per share (the “Shares”), of Overseas Shipholding Group, Inc., a Delaware corporation (NYSE:OSG) (“OSG”), other than the Shares owned by Parent, Purchaser or any of their respective affiliates, for $8.50 per Share in cash (the “Offer Price”), upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Subject to the terms of the Agreement and Plan of Merger, dated as of May 19, 2024, by and among OSG, Parent and Purchaser (together with any amendments or supplements thereto, the “Merger Agreement”), the Offer Price will be paid subject to any applicable tax withholding and without interest.

The Offer is being made pursuant to the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or, to the extent permitted, waiver of certain conditions, Purchaser will be merged with and into OSG, without a meeting, vote or any further action of OSG’s stockholders (the “OSG Stockholders”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and OSG will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation”, such merger, the “Merger” and the Merger, together with the Offer and the other transactions contemplated by the Merger Agreement, the “Transactions”). The date and time at which the Merger becomes effective is referred to in this Offer to Purchase as the “Effective Time.” Upon the terms and subject to the conditions of the Offer and the Merger Agreement, including the satisfaction or, to the extent permitted, waiver of the conditions of the Offer, Purchaser will (and Parent will cause Purchaser to), (i) promptly, and in no event later than 9:00 a.m. Eastern Time one (1) business day after the Expiration Date, irrevocably accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and (ii) as promptly as practicable after the Offer Acceptance Time (and in any event within two (2) business days thereafter), pay for such Shares.

The Offer and withdrawal rights will expire at one minute past 11:59 p.m. Eastern Time on July 9, 2024, unless extended in accordance with the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, in which event the term “Expiration Date” will mean the date to which the Expiration Date is so extended.

Pursuant to the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of Shares, each outstanding Share (other than (a) any Shares held by OSG in treasury, (b) any Shares held by Parent, Purchaser or any other wholly owned subsidiary of Parent, (c) any Shares irrevocably accepted for purchase by Purchaser in the Offer and (d) any Shares owned by any of the OSG Stockholders who are entitled to, and who properly demand, appraisal rights under Section 262 of the DGCL and have not validly revoked such demand) will be cancelled and converted automatically into the right to receive an amount in cash equal to the Offer Price, without interest thereon and subject to any applicable withholding taxes (the “Merger Consideration”).

i

Pursuant to the Merger Agreement, as of immediately prior to the Offer Acceptance Time, each option (the “Company Stock Options”) to purchase Shares will become fully vested (to the extent unvested) and (i) each Company Stock Option that has an exercise price per Share that is less than the Offer Price (each, an “In-the-Money Option”) that is then outstanding will be cancelled and, in exchange therefor, the holder of such cancelled In-the-Money Option will be entitled to receive, in consideration of the cancellation of such In-the-Money Option, an amount in cash, without any interest thereon and subject to applicable tax withholding, equal to the product of (x) the excess of the Offer Price over the applicable exercise price per Share of such In-the-Money Option and (y) the total number of Shares underlying such In-the-Money Option as of immediately prior to the Offer Acceptance Time, and (ii) each Company Stock Option that is not an In-the-Money Option will be cancelled for no consideration.

Pursuant to the Merger Agreement, as of immediately prior to the Offer Acceptance Time, each restricted stock unit award of OSG (the “Company RSU Award”), or portion thereof, that is not subject to one or more performance goals as of immediately prior to the Offer Acceptance Time and that is then outstanding will be cancelled and the holder of each such cancelled Company RSU Award will be entitled to receive an amount in cash, without any interest thereon and subject to applicable tax withholding, equal to the sum of (i) the product of (x) the Offer Price and (y) the total number of Shares subject to such Company RSU Award or portion thereof, as applicable, plus (ii) an amount equal to any dividend equivalent rights then accrued with respect to such Company RSU Award or portion thereof, as applicable, plus (iii) any then-unpaid “cash award” granted in connection with OSG’s retention program in 2022, as set forth in the applicable Company RSU Award grant agreement, as applicable.

Pursuant to the Merger Agreement, as of immediately prior to the Offer Acceptance Time, each Company RSU Award, or portion thereof, that is (x) subject to one or more performance goals as of immediately prior to the Offer Acceptance Time and (y) for which the performance period is originally scheduled to end in fiscal year 2024 and that is then outstanding will be cancelled and the holder of each such cancelled Company RSU Award will be entitled to receive an amount in cash, without any interest thereon and subject to applicable tax withholding, equal to the sum of (i) the product of (x) the Offer Price and (y) the total number of Shares subject to such Company RSU Award or portion thereof, as applicable, plus (ii) an amount equal to any dividend equivalent rights then accrued with respect to such Company RSU Award or portion thereof, as applicable. The number of Shares subject to a Company RSU Award or portion thereof (and any related dividend equivalent rights), as applicable, shall be determined based on the actual achievement of such performance goal(s), measured through the Offer Acceptance Time, up to a maximum of 150% of the target level. OSG shall pay the holder of each such Company RSU Award the amount described in this paragraph through OSG’s payroll system no later than the second payroll date after the Effective Time.

Pursuant to the Merger Agreement, as of immediately prior to the Offer Acceptance Time, each Company RSU Award, or portion thereof, that is (x) subject to one or more performance goals as of immediately prior to the Offer Acceptance Time and (y) for which the performance period is originally scheduled to end in fiscal year 2025 or fiscal year 2026 and that is then outstanding will be cancelled and converted into a new award granting the holder thereof the right to receive an amount in cash, without any interest thereon and subject to applicable tax withholding, equal to the sum of (i) the product of (x) the Offer Price and (y) the total number of Shares subject to such Company RSU Award or portion thereof, as applicable, assuming target level achievement, plus (ii) an amount equal to any dividend equivalent rights then accrued with respect to such Company RSU Award or portion thereof, as applicable (each, a “Cash Award”). Each such Cash Award shall no longer be subject to the performance goal(s) in effect immediately prior to the Offer Acceptance Time, but shall otherwise remain subject to the same terms, conditions, restrictions and vesting arrangements that were applicable to the corresponding Company RSU Award immediately prior to the Offer Acceptance Time. Each Cash Award may be increased, but not decreased, by up to 50% based on performance goal(s) to be mutually determined by Parent and OSG management as soon as possible following the Effective Time. To the extent vested, OSG shall make such payments in respect of each Cash Award no later than the end of the second completed payroll cycle following the date on which the applicable Company RSU Award would have become vested under the vesting schedule in place for such award as of immediately prior to the Offer Acceptance Time (and in no event later than two and one-half months following the end of the calendar year in which the applicable Company RSU Award would have become vested), or on the applicable holder’s earlier termination of employment that would have triggered an accelerated vesting and payment of the Company RSU Award per the terms of such Company RSU Award, any employment agreement with such holder or any other OSG benefit plan in effect as of the Offer Acceptance Time.

ii

Pursuant to the Merger Agreement, in accordance with the terms of the Warrant Agreement, dated as of August 5, 2014, by and among OSG, Computershare Inc. and Computershare Trust Company, N.A. (the “Warrant Agreement”), any warrant to purchase Shares (each, a “Company Warrant”) surrendered at any time from or after the Offer Acceptance Time that has an exercise price per Share that is less than the Offer Price shall entitle the holder thereof to receive, upon the surrender of such Company Warrant in accordance with its terms, an amount in cash equal to the product of (x) the excess of the Offer Price over the applicable exercise price per Share of such Company Warrant and (y) the total number of Shares subject to such Company Warrant.

If any former holder of shares of Class B common stock, par value $0.01 per share, of OSG desires to exchange certificates for shares of such Class B common stock for Shares in order to tender such Shares in the Offer or to exchange such certificates for Merger Consideration following the Offer Acceptance Time, they should contact Computershare Transfer Agency, OSG’s transfer agent, or their broker, dealer, commercial bank, trust company or other nominee for assistance.

After careful consideration, the members of OSG’s board of directors (the “OSG Board”) have unanimously: (i) determined that the terms of the Merger Agreement and all agreements and documents related thereto and contemplated thereby were fair to and in the best interest of OSG and OSG’s Stockholders; (ii) declared that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable; (iii) approved and adopted the Merger Agreement and the Transactions, including the Merger and the Offer, in accordance with the DGCL; (iv) directed that the Merger be effected and governed by Section 251(h) of the DGCL and that the Merger be consummated as soon as practicable following the Offer Acceptance Time; (v) recommended that the OSG Stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and (vi) authorized and approved the execution, delivery and performance by OSG of the Merger Agreement and the consummation of the Transactions.

The Offer is subject to various conditions including, among others, the Minimum Condition. See “The Tender Offer—Section 15. Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 9 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Transactions, passed upon the merits or fairness of the Transactions or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

June 10, 2024

iii

IMPORTANT

If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either: (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Computershare Inc. and Computershare Trust Company, N.A., the joint depositary and paying agent for the Offer (the “Depositary and Paying Agent”), and either deliver the certificates for your Shares to the Depositary and Paying Agent along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in “The Tender Offer—Section 3. Procedures for Tendering Shares” of this Offer to Purchase prior to the expiration of the Offer; or (ii) if you hold your Shares in “street name,” request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.

* * *

Questions and requests for assistance may be directed to Georgeson LLC (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

iv

SUMMARY TERM SHEET

This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in the Merger Agreement, this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer. You are urged to read this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer carefully and in their entirety. Additionally, below are some questions that you, as a stockholder of OSG, may have, and answers to those questions. Questions or requests for assistance may be directed to Georgeson LLC (the “Information Agent”) at its address and telephone number, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Parent as the context requires.

Securities Sought	All issued and outstanding shares of Class A common stock, par value $0.01 per share (the “Shares”), of Overseas Shipholding Group, Inc., a Delaware corporation (“OSG”), other than Shares owned by Parent, Purchaser or any of their respective affiliates.
Price Offered Per Share	$8.50 per Share in cash (the “Offer Price”), upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), subject to any applicable withholding tax and without interest.
Scheduled Expiration Date	The Offer will expire at one minute past 11:59 p.m. Eastern Time on July 9, 2024, unless extended in accordance with the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, in which event the term “Expiration Date” will mean the date to which the Expiration Date is so extended.
Purchaser	Seahawk MergeCo., Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Saltchuk Resources, Inc., a Washington corporation (“Parent”). As used herein, the defined term “Purchaser Parties” refers to Purchaser and Parent.
OSG Board Recommendation	The board of directors of OSG (the “OSG Board”) unanimously resolved to recommend that OSG’s stockholders (the “OSG Stockholders”) accept the Offer and tender their Shares pursuant to the Offer.

WHO IS OFFERING TO BUY MY SHARES?

●	Purchaser, a wholly owned subsidiary of Parent, is offering to buy your Shares. Purchaser has been organized in connection with this Offer and has not carried on any activities other than entering into the Merger Agreement and activities in connection with the Offer. See “The Tender Offer—Section 8. Certain Information Concerning Parent and Purchaser.”

●	Parent is Saltchuk Resources, Inc. See “The Tender Offer—Section 8. Certain Information Concerning Parent and Purchaser.”

●	Purchaser is Seahawk MergeCo., Inc. See “The Tender Offer—Section 8. Certain Information Concerning Parent and Purchaser.”

1

WHO CAN PARTICIPATE IN THE OFFER?

●	The Offer is open to all holders and beneficial owners of the Shares, other than Shares owned by Parent, Purchaser or any of their respective affiliates.

DOES PARENT, PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES ALREADY BENEFICIALLY OWN SHARES?

●	As of May 16, 2024, Parent was the beneficial owner of 15,203,554 Shares of OSG, representing approximately 21.1% of the outstanding Shares of OSG, based on 72,030,977 Shares outstanding as of May 16, 2024, excluding the Company Warrants (as defined below) exercisable for 507,535 Shares as of May 16, 2024. See “The Tender Offer—Section 8. Certain Information Concerning Parent and Purchaser.”

WHAT ARE THE CLASSES AND AMOUNTS OF SHARES SOUGHT IN THE OFFER?

●	Purchaser is seeking to purchase all of the outstanding Shares, other than the Shares owned by Parent, Purchaser and any of their respective affiliates. See the “Introduction” and “The Tender Offer—Section 1. Terms of the Offer.”

●	The Offer applies only to Shares. If any former holders of shares of Class B common stock, par value $0.01 per share, of OSG desire to exchange their certificates previously representing shares of such Class B common stock for Shares in order to tender such Shares in the Offer or to exchange such certificates for Merger Consideration following the time that Purchaser irrevocably accepts the Shares for payment (the “Offer Acceptance Time”), they should contact Computershare Transfer Agency, OSG’s transfer agent, or their broker, dealer, commercial bank, trust company or other nominee for assistance.

HOW MUCH IS PURCHASER OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

●	Purchaser is offering to pay an Offer Price of $8.50 per Share in cash to you, without interest and subject to any applicable tax withholding, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. See the “Introduction” and “The Tender Offer—Section 1. Terms of the Offer.”

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

●	If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” and “The Tender Offer—Section 3. Procedures for Tendering Shares.”

WHY IS PURCHASER MAKING THE OFFER?

●	Purchaser is making the Offer because it wants to acquire control of, and ultimately own the entire equity interest in, OSG. Following the consummation of the Offer, we intend to complete the Merger (as defined below) as soon as practicable. Upon completion of the Merger, OSG will become a wholly owned subsidiary of Parent. In addition, we intend to cause the Shares to be delisted from the New York Stock Exchange (“NYSE”) and deregistered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger. See “The Tender Offer—Section 12. Purpose of the Offer and Plans for OSG,” “The Tender Offer—Section 13. Certain Effects of the Offer” and “The Tender Offer—Section 1. Terms of the Offer.”

2

IS THERE A MINIMUM NUMBER OF SHARES THAT MUST BE TENDERED IN ORDER FOR YOU TO PURCHASE ANY SECURITIES?

●	Yes. The obligation of Purchaser to accept for payment or pay for any Shares tendered pursuant to the Offer is subject to the various conditions set forth in “The Tender Offer—Section 15. Conditions of the Offer,” including the “Minimum Condition.” The “Minimum Condition” means that the number of Shares validly tendered and “received” (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn prior to the expiration of the Offer (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (within the meaning of Section 251(h) of the DGCL)), together with any Shares owned by Parent, Purchaser, or any of their respective affiliates as of the Expiration Date, equals at least one (1) Share more than a majority of all issued and outstanding Shares as of the expiration of the Offer, other than any Shares held by OSG in treasury as of the expiration of the Offer or any other Shares acquired by OSG prior to the expiration of the Offer.

●	A more detailed discussion of the Minimum Condition is contained in the “Introduction,” “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 15. Conditions of the Offer.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

●	Consummation of the Offer is subject to the satisfaction (or, to the extent permitted, waiver) of certain conditions set forth in the Merger Agreement, including, but not limited to:

(A)	the Minimum Condition;

(B)	no governmental entity of competent jurisdiction enacting or promulgating any law after May 19, 2024, the date of the Merger Agreement, or issued any order after May 19, 2024, that is in effect and restrains, enjoins or otherwise prohibits the acquisition of or payment for the Shares pursuant to the Offer or consummation of the Merger;

(C)	the accuracy of the representations and warranties of OSG set forth in the Merger Agreement (subject to certain exceptions and qualifications described in the Merger Agreement);

(D)	OSG’s performance and compliance in all material respects with its agreements and covenants contained in the Merger Agreement that are required to be performed or complied with by it at or prior to the Offer Acceptance Time;

(E)	Parent and Purchaser receiving a certificate of OSG, signed by an executive officer of OSG and dated as of the date of the Offer Acceptance Time, to the effect that the conditions referenced in clauses (C) and (D) above and clause (F) below have been satisfied;

(F)	no Company Material Adverse Effect has occurred since May 19, 2024;

(G)	the expiration or termination of the waiting period applicable to the Offer (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); and

(H)	the Merger Agreement not being terminated in accordance with its terms (collectively, (A) through (H), the “Offer Conditions”).

●	Purchaser and Parent reserve the right to waive certain of the conditions to the Offer in their sole discretion to the extent permitted by applicable law; provided that the Minimum Condition may be waived by Purchaser only with the prior written consent of OSG.

●	A more detailed discussion of the Offer Conditions is contained in the “Introduction,” “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 15. Conditions of the Offer.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?

●	Yes. OSG, Parent and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements.”

3

DOES PARENT HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER?

●	Yes. Parent and Purchaser estimate that the total amount of funds required from Parent and Purchaser to purchase all Shares pursuant to the Offer, consummate the Merger and otherwise satisfy their respective obligations under the Merger Agreement (including payments for the settlement and cancellation of Company Stock Options, Company RSU Awards and Company Warrants, repayment of OSG indebtedness and payment of associated breakage costs, payment of retention and other bonus payments to OSG employees) and pay associated estimated fees and expenses is approximately $948 million. Parent and Purchaser expect to fund such payments from a combination of Parent’s and OSG’s available cash (subject to the requirement under the Merger Agreement that OSG have cash on its consolidated balance sheet as of the Closing of $25.0 million), borrowings under Parent’s existing credit facilities and, if completed prior to the Effective Time, proceeds from an offering of Parent’s senior notes, each of which is described below. To the extent required, Parent will provide Purchaser with sufficient funds to satisfy Purchaser’s obligations. No alternative arrangements or alternative financing plans have been made. See “The Tender Offer—Section 9. Source and Amount of Funds,” “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements” and “The Tender Offer—Section 12. Purpose of the Offer and Plans for OSG.”

SHOULD PURCHASER’S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

●	No, we do not believe it is relevant because:

○	the consummation of the Offer is not subject to any financing condition;

○	the Offer is being made for all Shares (other than Shares owned by Parent, Purchaser or any of their respective affiliates) solely for cash;

○	if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price), subject to any applicable withholding taxes; and

○	we have all of the financial resources, including committed corporate loan facilities and cash on hand, to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger and related fees and expenses.

See “The Tender Offer—Section 9. Source and Amount of Funds” and “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

●	Pursuant to the Merger Agreement, the Offer and withdrawal rights will expire at one minute past 11:59 p.m. Eastern Time on July 9, 2024. You will have until one minute after 11:59 p.m. Eastern Time on July 9, 2024, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the Expiration Date as so extended.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

●	Yes, the Offer can be extended. The Merger Agreement provides that, subject to the parties’ termination rights under the Merger Agreement, (A) (i) if, as of any then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Purchaser or Parent, to the extent waivable by Purchaser or Parent, then Purchaser may, in its discretion, and without the consent of OSG or any other person, extend the Offer on up to two (2) occasions, for an additional period of up to ten (10) business days per extension (or such longer period as the parties may mutually agree in writing), to permit such Offer Condition to be satisfied, and (ii) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer from time to time for the minimum period required by any law, any interpretation or position of the SEC, the staff thereof or any rules and regulations of the NYSE applicable to the Offer, and (B) if, as of any then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, OSG may require Purchaser to extend the Offer on one or more occasions, for an additional period of up to ten (10) business days per extension (or such longer period as the parties may mutually agree in writing), to permit such Offer Condition to be satisfied (provided that (x) in no event shall Purchaser be required to extend the Offer beyond the valid termination of the Merger Agreement or beyond February 19, 2025, and (y) in the event that the Minimum Condition is the only Offer Condition not satisfied or waived (other than the Offer Conditions that by their nature are only satisfied as of the Offer Acceptance Time), OSG may not require Purchaser to extend the Offer on more than five (5) such occasions of ten (10) business days). See “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements” and “The Tender Offer—Section 15. Conditions of the Offer.”

4

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

●	If Purchaser extends the Offer, we will inform Computershare Inc. and Computershare Trust Company, N.A., the joint depositary and paying agent for the Offer (the “Depositary and Paying Agent”), of that fact and will issue a press release giving the new Expiration Date no later than 9:00 a.m. Eastern Time on the next business day after the day on which the Offer was previously scheduled to expire. See “The Tender Offer—Section 1. Terms of the Offer.”

HOW DO I TENDER MY SHARES?

●	If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent or (ii) tender your Shares by following the book-entry procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares” not later than the expiration of the Offer. See “The Tender Offer—Section 3. Procedures for Tendering Shares” The Letter of Transmittal is enclosed with this Offer to Purchase.

●	If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

●	In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary and Paying Agent of (i) certificates for such Shares or (ii) confirmation of a book-entry transfer of such Shares as described in “The Tender Offer—Section 3. Procedures for Tendering Shares” and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also “The Tender Offer—Section 2. Acceptance for Payment and Payment for Shares.”

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

●	You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m. Eastern Time on July 9, 2024 or the date to which Purchaser further extends the Offer. See “The Tender Offer—Section 4. Withdrawal Rights.”

●	In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after August 9, 2024, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

●	To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary and Paying Agent while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See “The Tender Offer—Section 4. Withdrawal Rights.”

WHAT DOES THE OSG BOARD THINK OF THE OFFER?

●	After careful consideration, the members of the OSG Board have unanimously recommended that you accept the Offer and tender your Shares pursuant to the Offer.

●	OSG’s full statement on the Offer is set forth in its Solicitation/Recommendation Statement on Schedule 14D-9, which it has filed with the SEC on the date hereof. See also the “Introduction” below.

5

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

●	If we accept Shares for payment pursuant to the Offer, then the Minimum Condition will have been satisfied and we will hold a sufficient number of Shares to effect the Merger without a vote or meeting by the OSG Stockholders under the DGCL.

●	If the Merger occurs, OSG will become a wholly owned subsidiary of Parent and each issued and then outstanding Share (other than (a) any Shares held by OSG in treasury, (b) any Shares held by Parent, Purchaser or any other wholly-owned subsidiary of Parent, (c) any Shares irrevocably accepted for purchase by Purchaser in the Offer and (d) any Shares owned by any of the OSG Stockholders who are entitled to and who properly demand appraisal rights pursuant to Section 262 of the DGCL and have not validly revoked that demand) will be cancelled and converted automatically into the right to receive the Merger Consideration. For more information, see the “Introduction” below.

●	Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger Agreement provides that the Merger shall be effected as soon as practicable following the consummation of the Offer. See the “Introduction” below and “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements,” “The Tender Offer—Section 12. Purpose of the Offer and Plans for OSG” and “The Tender Offer—Section 16. Certain Legal Matters; Regulatory Approvals; Appraisal Rights.”

IF THE OFFER IS COMPLETED, WILL OSG CONTINUE AS A PUBLIC COMPANY?

●	No. Immediately following consummation of the Offer and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Parent, and the Shares will be delisted from the NYSE and OSG’s obligations to file periodic reports under the Exchange Act will be suspended, and OSG will be privately held. See “The Tender Offer—Section 13. Certain Effects of the Offer.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

●	If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the Merger Consideration, which is same amount as if you had tendered your Shares in the Offer (i.e., the Offer Price).

●	If you decide not to tender your Shares in the Offer and Purchaser purchases the Shares that have been tendered, but the Merger does not occur, you will remain a stockholder of OSG. Subject to limited conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. See “The Tender Offer—Section 13. Certain Effects of the Offer.”

●	Following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See “The Tender Offer—Section 13. Certain Effects of the Offer.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

●	On June 7, 2024, the last full trading day prior to the date of this Offer to Purchase, the last reported closing price per Share reported on the NYSE was $8.43, which is lower than the Offer Price of $8.50 per Share. See “The Tender Offer—Section 6. Price Range of Shares.”

●	On January 26, 2024, the last full trading day before public disclosure that Parent provided the Board Letter (as defined below in “The Tender Offer—Section 10. Background of the Offer; Contacts with OSG”) to the OSG Board, the last reported closing price per Share on the NYSE was $5.90, which is lower than the Offer Price of $8.50 per Share.

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IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

●	If the conditions to the Offer as set forth in the “Introduction” and “The Tender Offer—Section 15. Conditions of the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount in cash equal to the number of Shares you tendered multiplied by the Offer Price, without interest and subject to any applicable tax withholding, promptly following the time at which Purchaser accepts for payment Shares tendered in the Offer (and in any event within two (2) business days). See “The Tender Offer—Section 1. Terms of the Offer” and “The Tender Offer—Section 2. Acceptance for Payment and Payment for Shares.”

IF I AM AN EMPLOYEE OF OSG, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?

●	As of immediately prior to the Offer Acceptance Time, each option (the “Company Stock Options”) to purchase Shares will become fully vested (to the extent unvested) and (i) each Company Stock Option that has an exercise price per Share that is less than the Offer Price (each, an “In-the-Money Option”) that is then outstanding will be cancelled and, in exchange therefor, the holder of such cancelled In-the-Money Option will be entitled to receive, in consideration of the cancellation of such In-the-Money Option, an amount in cash, without any interest thereon and subject to applicable tax withholding, equal to the product of (x) the excess of the Offer Price over the applicable exercise price per Share of such In-the-Money Option and (y) the total number of Shares underlying such In-the-Money Option as of immediately prior to the Offer Acceptance Time, and (ii) each Company Stock Option that is not an In-the-Money Option will be cancelled for no consideration.

●	As of immediately prior to the Offer Acceptance Time, each restricted stock unit award of OSG (the “Company RSU Award”), or portion thereof, that is not subject to one or more performance goals as of immediately prior to the Offer Acceptance Time and that is then outstanding will be cancelled and the holder of each such cancelled Company RSU Award will be entitled to receive an amount in cash, without any interest thereon and subject to applicable tax withholding, equal to the sum of (i) the product of (x) the Offer Price and (y) the total number of Shares subject to such Company RSU Award or portion thereof, as applicable, plus (ii) an amount equal to any dividend equivalent rights then accrued with respect to such Company RSU Award or portion thereof, as applicable, plus (iii) any then-unpaid “cash award” granted in connection with OSG’s retention program in 2022, as set forth in the applicable Company RSU Award grant agreement, as applicable.

●	As of immediately prior to the Offer Acceptance Time, each Company RSU Award, or portion thereof, that is (x) subject to one or more performance goals as of immediately prior to the Offer Acceptance Time and (y) for which the performance period is originally scheduled to end in fiscal year 2024 and that is then outstanding will be cancelled and the holder of each such cancelled Company RSU Award will be entitled to receive an amount in cash, without any interest thereon and subject to applicable tax withholding, equal to the sum of (i) the product of (x) the Offer Price and (y) the total number of Shares subject to such Company RSU Award or portion thereof, as applicable, plus (ii) an amount equal to any dividend equivalent rights then accrued with respect to such Company RSU Award or portion thereof, as applicable. The number of Shares subject to a Company RSU Award or portion thereof (and any related dividend equivalent rights), as applicable, shall be determined based on the actual achievement of such performance goal(s), measured through the Offer Acceptance Time, up to a maximum of 150% of the target level. OSG shall pay the holder of each such Company RSU Award the amount described in this paragraph through OSG’s payroll system no later than the second payroll date after the Effective Time.

●	As of immediately prior to the Offer Acceptance Time, each Company RSU Award, or portion thereof, that is (x) subject to one or more performance goals as of immediately prior to the Offer Acceptance Time and (y) for which the performance period is originally scheduled to end in fiscal year 2025 or fiscal year 2026 and that is then outstanding will be cancelled and converted into a new award granting the holder thereof the right to receive an amount in cash, without any interest thereon and subject to applicable tax withholding, equal to the sum of (i) the product of (x) the Offer Price and (y) the total number of Shares subject to such Company RSU Award or portion thereof, as applicable, assuming target level achievement, plus (ii) an amount equal to any dividend equivalent rights then accrued with respect to such Company RSU Award or portion thereof, as applicable (each, a “Cash Award”). Each such Cash Award shall no longer be subject to the performance goal(s) in effect immediately prior to the Offer Acceptance Time, but shall otherwise remain subject to the same terms, conditions, restrictions and vesting arrangements that were applicable to the corresponding Company RSU Award immediately prior to the Offer Acceptance Time. Each Cash Award may be increased, but not decreased, by up to 50% based on performance goal(s) to be mutually determined by Parent and OSG management as soon as possible following the Effective Time. To the extent vested, OSG shall make such payments in respect of each Cash Award no later than the end of the second completed payroll cycle following the date on which the applicable Company RSU Award would have become vested under the vesting schedule in place for such award as of immediately prior to the Offer Acceptance Time (and in no event later than two and one-half months following the end of the calendar year in which the applicable Company RSU Award would have become vested), or on the applicable holder’s earlier termination of employment that would have triggered an accelerated vesting and payment of the Company RSU Award per the terms of such Company RSU Award, any employment agreement with such holder or any other OSG benefit plan in effect as of the Offer Acceptance Time.

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HOW WILL MY COMPANY WARRANTS BE TREATED IN THE OFFER AND THE MERGER?

●	Pursuant to the Merger Agreement, in accordance with the terms of the Warrant Agreement, any Company Warrant surrendered at any time from or after the Offer Acceptance Time that has an exercise price per Share that is less than the Offer Price shall entitle the holder thereof to receive, upon the surrender of such Company Warrant in accordance with its terms, an amount in cash equal to the product of (x) the excess of the Offer Price over the applicable exercise price per Share of such Company Warrant and (y) the total number of Shares subject to such Company Warrant.

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR THE MERGER CONSIDERATION PURSUANT TO THE MERGER?

●	In general, the exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined below in “The Tender Offer—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received (determined before deduction of any applicable withholding taxes) and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted pursuant to the Merger. See “The Tender Offer—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of the U.S. federal income tax considerations generally applicable to the Offer and the Merger.

●	If you are a Non-U.S. Holder (as defined below in “The Tender Offer—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”), you generally will not be subject to U.S. federal income tax with respect to the sale of Shares pursuant to the Offer or receipt of cash in exchange for Shares pursuant to the Merger unless you have certain connections to the United States described in detail below, but you may be subject to backup withholding tax unless you comply with certain certification procedures or otherwise establish a valid exemption from backup withholding tax. See “The Tender Offer—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of the U.S. federal income tax considerations generally applicable to the Offer and the Merger.

The U.S. federal, state, local and non-U.S. income and other tax consequences of the Offer and Merger to holders or beneficial owners of Company Stock Options, Company RSU Awards or Company Warrants with respect to such Company Stock Options, Company RSU Awards and Company Warrants are not discussed herein, and such holders and beneficial owners of Company Stock Options, Company RSU Awards and Company Warrants are encouraged to consult their own tax advisors regarding such tax consequences.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

●	No appraisal rights are available to the holders of Shares in connection with the Offer. However, if Purchaser purchases Shares in the Offer and the Merger is consummated, holders of Shares outstanding as of immediately prior to the Effective Time who: (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the time Purchaser accepts properly tendered Shares for purchase and did not otherwise waive their appraisal rights); (ii) comply with the applicable procedures under Section 262 of the DGCL; and (iii) do not withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL plus interest, if any, on the amount determined to be the fair value.

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●	The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Stockholders and beneficial owners of Shares should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Parent and OSG may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.

●	Any stockholder or beneficial owner of Shares who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

●	The foregoing summary of appraisal rights under the DGCL does not purport to be a statement of the procedures to be followed by stockholders or beneficial owners of Shares desiring to demand any appraisal rights under Delaware law. The preservation and demand of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, which are contained in Section 262 of the DGCL and will be further summarized in a notice of the availability of appraisal rights to be sent by OSG. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. For more information regarding appraisal rights, see “The Tender Offer—Section 16. Certain Legal Matters; Regulatory Approvals; Appraisal Rights.”

●	If you tender your Shares in the Offer, you will not be entitled to demand appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

WITH WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE OFFER?

●	You can call Georgeson LLC, the Information Agent, toll-free at (866) 643-6206. See the back cover of this Offer to Purchase.

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To All Holders of Shares of

Overseas Shipholding Group, Inc.

INTRODUCTION

Purchaser, a wholly owned subsidiary of Parent, is making the Offer to acquire all issued and outstanding Shares of OSG, other than any Shares owned by Parent, Purchaser or any of their respective affiliates, for the Offer Price, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. Subject to the terms of the Merger Agreement, the Offer Price will be paid subject to any applicable tax withholding and without interest. The Offer is being made pursuant to the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or, to the extent permitted, waiver of certain conditions, Purchaser will be merged with and into OSG, without a meeting, vote or any further action of the OSG Stockholders in accordance with Section 251(h) of the DGCL, and OSG will be the Surviving Corporation and a wholly owned subsidiary of Parent. Upon the terms and subject to the conditions of the Offer and the Merger Agreement, including the satisfaction or, to the extent permitted, waiver of the conditions of the Offer, Purchaser will (and Parent will cause Purchaser to), (A) promptly, and in no event later than 9:00 a.m. Eastern Time one (1) business day (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) after the Expiration Date, irrevocably accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and (B) as promptly as practicable after the Offer Acceptance Time (and in any event within two (2) business days (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter), pay for such Shares.

If your Shares are registered in your name and you tender directly to the Depositary and Paying Agent, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees or commissions.

We will pay all charges and expenses of the Depositary and Paying Agent and the Information Agent.

Purchaser will not be required to accept for payment or, prior to the Offer Acceptance Time and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares tendered pursuant to the Offer, if:

(i)	prior to the Expiration Date, the Minimum Condition shall have not been satisfied; or

(iii)	any of the conditions set forth in “The Tender Offer—Section 15. Conditions of the Offer” shall exist or shall have occurred and be continuing at the Expiration Date.

If the Merger Agreement has been validly terminated in accordance with the termination provisions therein, Purchaser must, and Parent must cause Purchaser to, immediately and unconditionally terminate the Offer (prior to the Offer Acceptance Time and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) and not acquire any Shares pursuant to the Offer. If the Offer is terminated in accordance with the terms of the Merger Agreement, Purchaser will promptly (and in no event more than one (1) business day after such termination) return, and shall cause the Depositary and Paying Agent to return, in accordance with applicable laws, all tendered Shares to the registered holders thereof.

Purchaser and Parent reserve the right to waive certain of the conditions to the Offer in their sole discretion to the extent permitted by applicable law; provided that the Minimum Condition may be waived by Purchaser only with the prior written consent of OSG. See “The Tender Offer—Section 15. Conditions of the Offer.”

Pursuant to the Merger Agreement, the Offer and withdrawal rights will expire at one minute past 11:59 p.m. Eastern Time on July 9, 2024. See “The Tender Offer —Section 1. Terms of the Offer,” “The Tender Offer—Section 15. Conditions of the Offer” and “The Tender Offer—Section 16. Certain Legal Matters; Regulatory Approvals; Appraisal Rights.”

After careful consideration, the OSG Board has unanimously: (i) determined that the terms of the Merger Agreement and all agreements and documents related thereto and contemplated thereby were fair to and in the best interest of OSG and the OSG Stockholders; (ii) declared that the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”) are advisable; (iii) approved and adopted the Merger Agreement and the Transactions, including the Merger and the Offer, in accordance with the DGCL; (iv) directed that the Merger be effected and governed by Section 251(h) of the DGCL and that the Merger be consummated as soon as practicable following the Offer Acceptance Time; (v) recommended that the OSG Stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and (vi) authorized and approved the execution, delivery and performance by OSG of the Merger Agreement and the consummation of the Transactions.

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For reasons considered by the OSG Board, see OSG’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the SEC on the date hereof in connection with the Offer, a copy of which (without certain exhibits) is being furnished to the OSG Stockholders concurrently herewith.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger shall become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware (or at such subsequent date and time as may be agreed by Parent, OSG and Purchaser in writing prior to the Offer Acceptance Time and specified in the certificate of merger).

Pursuant to the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of Shares, each outstanding Share (other than (a) any Shares held by OSG in treasury, (b) any Shares held by Parent, Purchaser or any other wholly owned subsidiary of Parent, (c) any Shares irrevocably accepted for purchase by Purchaser in the Offer and (d) any Shares owned by any of the OSG Stockholders who are entitled to, and who properly demand, appraisal rights pursuant to Section 262 of the DGCL and have not validly revoked such demand) will be cancelled and converted automatically into the right to receive the Merger Consideration.

Pursuant to the Merger Agreement, as of immediately prior to the Offer Acceptance Time, each option (the “Company Stock Options”) to purchase Shares will become fully vested (to the extent unvested) and (i) each Company Stock Option that has an exercise price per Share that is less than the Offer Price (each, an “In-the-Money Option”) that is then outstanding will be cancelled and, in exchange therefor, the holder of such cancelled In-the-Money Option will be entitled to receive, in consideration of the cancellation of such In-the-Money Option, an amount in cash, without any interest thereon and subject to applicable tax withholding, equal to the product of (x) the excess of the Offer Price over the applicable exercise price per Share of such In-the-Money Option and (y) the total number of Shares underlying such In-the-Money Option as of immediately prior to the Offer Acceptance Time, and (ii) each Company Stock Option that is not an In-the-Money Option will be cancelled for no consideration.

Pursuant to the Merger Agreement, as of immediately prior to the Offer Acceptance Time, each restricted stock unit award of OSG (the “Company RSU Award”), or portion thereof, that is not subject to one or more performance goals as of immediately prior to the Offer Acceptance Time and that is then outstanding will be cancelled and the holder of each such cancelled Company RSU Award will be entitled to receive an amount in cash, without any interest thereon and subject to applicable tax withholding, equal to the sum of (i) the product of (x) the Offer Price and (y) the total number of Shares subject to such Company RSU Award or portion thereof, as applicable, plus (ii) an amount equal to any dividend equivalent rights then accrued with respect to such Company RSU Award or portion thereof, as applicable, plus (iii) any then-unpaid “cash award” granted in connection with OSG’s retention program in 2022, as set forth in the applicable Company RSU Award grant agreement, as applicable.

Pursuant to the Merger Agreement, as of immediately prior to the Offer Acceptance Time, each Company RSU Award, or portion thereof, that is (x) subject to one or more performance goals as of immediately prior to the Offer Acceptance Time and (y) for which the performance period is originally scheduled to end in fiscal year 2024 and that is then outstanding will be cancelled and the holder of each such cancelled Company RSU Award will be entitled to receive an amount in cash, without any interest thereon and subject to applicable tax withholding, equal to the sum of (i) the product of (x) the Offer Price and (y) the total number of Shares subject to such Company RSU Award or portion thereof, as applicable, plus (ii) an amount equal to any dividend equivalent rights then accrued with respect to such Company RSU Award or portion thereof, as applicable. The number of Shares subject to a Company RSU Award or portion thereof (and any related dividend equivalent rights), as applicable, shall be determined based on the actual achievement of such performance goal(s), measured through the Offer Acceptance Time, up to a maximum of 150% of the target level. OSG shall pay the holder of each such Company RSU Award the amount described in this paragraph through OSG’s payroll system no later than the second payroll date after the Effective Time.

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Pursuant to the Merger Agreement, as of immediately prior to the Offer Acceptance Time, each Company RSU Award, or portion thereof, that is (x) subject to one or more performance goals as of immediately prior to the Offer Acceptance Time and (y) for which the performance period is originally scheduled to end in fiscal year 2025 or fiscal year 2026 and that is then outstanding will be cancelled and converted into a new award granting the holder thereof the right to receive an amount in cash, without any interest thereon and subject to applicable tax withholding, equal to the sum of (i) the product of (x) the Offer Price and (y) the total number of Shares subject to such Company RSU Award or portion thereof, as applicable, assuming target level achievement, plus (ii) an amount equal to any dividend equivalent rights then accrued with respect to such Company RSU Award or portion thereof, as applicable (each, a “Cash Award”). Each such Cash Award shall no longer be subject to the performance goal(s) in effect immediately prior to the Offer Acceptance Time, but shall otherwise remain subject to the same terms, conditions, restrictions and vesting arrangements that were applicable to the corresponding Company RSU Award immediately prior to the Offer Acceptance Time. Each Cash Award may be increased, but not decreased, by up to 50% based on performance goal(s) to be mutually determined by Parent and OSG management as soon as possible following the Effective Time. To the extent vested, OSG shall make such payments in respect of each Cash Award no later than the end of the second completed payroll cycle following the date on which the applicable Company RSU Award would have become vested under the vesting schedule in place for such award as of immediately prior to the Offer Acceptance Time (and in no event later than two and one-half months following the end of the calendar year in which the applicable Company RSU Award would have become vested), or on the applicable holder’s earlier termination of employment that would have triggered an accelerated vesting and payment of the Company RSU Award per the terms of such Company RSU Award, any employment agreement with such holder or any other OSG benefit plan in effect as of the Offer Acceptance Time.

Pursuant to the Merger Agreement, in accordance with the terms of the Warrant Agreement, any Company Warrant surrendered at any time from or after the Offer Acceptance Time that has an exercise price per Share that is less than the Offer Price shall entitle the holder thereof to receive, upon the surrender of such Company Warrant in accordance with its terms, an amount in cash equal to the product of (x) the excess of the Offer Price over the applicable exercise price per Share of such Company Warrant and (y) the total number of Shares subject to such Company Warrant.

If any former holder of shares of Class B common stock, par value $0.01 per share, of OSG desires to exchange certificates for shares of such Class B common stock for Shares in order to tender such Shares in the Offer or to exchange such certificates for Merger Consideration following the Offer Acceptance Time, they should contact Computershare Transfer Agency, OSG’s transfer agent, or their broker, dealer, commercial bank, trust company or other nominee for assistance.

The Merger Agreement is more fully described in “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements,” which also contains a discussion of the treatment of Company Stock Options, Company RSU Awards and Company Warrants in the Merger. “The Tender Offer—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below in “The Tender Offer—Section 5. Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger.

Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of the OSG Stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of OSG that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger; (ii) following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to such offer and received by the Depositary and Paying Agent prior to expiration of such offer, together with the stock otherwise owned by the consummating corporation or its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of OSG to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement; and (iii) each outstanding share (other than “excluded stock” (as defined in Section 251(h) of the DGCL)) of the company that is subject of and not irrevocably accepted for purchase in such offer is converted in such merger into the right to receive the same amount and kind of cash, property, rights or securities paid for such shares pursuant to such offer. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that OSG will not be required to submit the adoption of the Merger Agreement to a vote of the OSG Stockholders. As a result of the Merger, OSG will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. See “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements,” “The Tender Offer—Section 12. Purpose of the Offer and Plans for OSG” and “The Tender Offer—Section 16. Certain Legal Matters; Regulatory Approvals; Appraisal Rights.”

The Merger Agreement, this Offer to Purchase and the related Letter of Transmittal contain important information and each document should be read carefully and in their entirety before any decision is made with respect to the Offer.

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THE TENDER OFFER

1.	TERMS OF THE OFFER.

Upon the terms and subject to the conditions of the Offer and the Merger Agreement, including the satisfaction or, to the extent permitted, waiver of the conditions of the Offer, Purchaser will (and Parent will cause Purchaser to), (i) promptly, and in no event later than 9:00 a.m. Eastern Time one (1) business day (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) after the Expiration Date, irrevocably accept for payment all Shares validly tendered (and not validly withdrawn in accordance with the procedures set forth in “The Tender Offer—Section 4. Withdrawal Rights”) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and (ii) as promptly as practicable after the Offer Acceptance Time (and in any event within two (2) business days (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter), pay for such Shares. The Offer will expire at one minute after 11:59 p.m. Eastern Time on July 9, 2024, the date that is twenty (20) business days (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) from commencement of the Offer, unless extended in accordance with the terms of the Merger Agreement and the applicable rules and regulations of the SEC, in which event the term “Expiration Date” will mean the date to which the Expiration Date is so extended.

Purchaser is offering to pay an Offer Price of $8.50 per Share in cash to you, without interest and subject to any applicable tax withholding, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal.

The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in “The Tender Offer—Section 15. Conditions of the Offer.” We may, subject to the terms and conditions of the Merger Agreement, terminate the Offer without purchasing any Shares if certain events described in “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination” occur.

Pursuant to the Merger Agreement, Purchaser has reserved the right, to the extent permitted by applicable law, to: (i) increase the amount of cash constituting the Offer Price and/or (ii) waive any Offer Condition (to the extent permitted under applicable laws), except that, without the prior written consent of OSG, Purchaser may not (a) amend or waive the Minimum Condition; (b) decrease the Offer Price; (c) make any change to the Offer that (1) changes the form of consideration to be delivered by Purchaser pursuant to the Offer; (2) decreases the number of Shares sought to be purchased by Purchaser in the Offer; (3) imposes conditions or requirements to the Offer in addition to the existing Offer Conditions; (4) except as provided in the Merger Agreement with respect to the extension of the Offer, terminates the Offer or accelerates, extends or otherwise changes the Expiration Date of the Offer; (5) otherwise amends or modifies any of the terms of the Offer in a manner that adversely affects any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Purchaser to consummate the Offer or the Merger; or (6) provides for any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

The Merger Agreement provides that, subject to the parties’ termination rights under the Merger Agreement, (A) (i) if, as of any then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Purchaser or Parent, to the extent waivable by Purchaser or Parent, then Purchaser may, in its discretion, and without the consent of OSG or any other person, extend the Offer on up to two (2) occasions, for an additional period of up to ten (10) business days (as determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension (or such longer period as the parties may mutually agree in writing), to permit such Offer Condition to be satisfied and (ii) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer from time to time for the minimum period required by any law, any interpretation or position of the SEC, the staff thereof or any rules and regulations of the NYSE applicable to the Offer, and (B) if, as of any then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, OSG may require Purchaser to extend the Offer on one or more occasions, for an additional period of up to ten (10) business days (as determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension (or such longer period as the parties may mutually agree in writing), to permit such Offer Condition to be satisfied (provided that (x) in no event shall Purchaser be required to extend the Offer beyond the valid termination of the Merger Agreement or beyond February 19, 2025 and (y) in the event that the Minimum Condition is the only Offer Condition not satisfied or waived (other than the Offer Conditions that by their nature are only satisfied as of the Offer Acceptance Time), OSG may not require Purchaser to extend the Offer on more than five (5) such occasions of ten (10) business days (as determined as set forth in Rule 14d-1(g)(3) under the Exchange Act)). See “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements” and “The Tender Offer—Section 15. Conditions of the Offer.”

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Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and subject to withdrawal rights. See “The Tender Offer—Section 4. Withdrawal Rights.”

Without OSG’s consent, there will not be a subsequent offering period for the Offer.

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of 10 business days following such change to allow for adequate disclosure to stockholders.

We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in “The Tender Offer—Section 15. Conditions of the Offer” have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.

Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. Eastern Time on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d) and 14e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the PR Newswire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.

Promptly following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of the OSG Stockholders pursuant to Section 251(h) of the DGCL.

OSG has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on OSG’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

Subject to the satisfaction or waiver, to the extent permitted, of all the conditions to the Offer set forth in “The Tender Offer—Section 15. Conditions of the Offer,” we will, promptly, and in no event later than 9:00 a.m. Eastern Time one (1) business day after the Expiration Date, irrevocably accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer and, as promptly as practicable after the Offer Acceptance Time (and in any event within two business days), pay for such Shares.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees in customary form (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary and Paying Agent. See “The Tender Offer—Section 3. Procedures for Tendering Shares.”

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For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price (subject to any applicable tax withholding) therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

3.	PROCEDURES FOR TENDERING SHARES.

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary and Paying Agent, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and (a) certificates representing Shares tendered must be properly delivered to the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer or (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Book-Entry Transfer. The Depositary and Paying Agent will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.

No Guaranteed Delivery. We are not providing for guaranteed delivery procedures. Therefore, OSG Stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC, which end earlier than the Expiration Date. Normal business hours of DTC are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday. OSG Stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Date. Tenders received by the Depositary and Paying Agent after the Expiration Date will be disregarded and of no effect.

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Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed: (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF SHALL PASS, ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY AND PAYING AGENT (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY PRIOR TO THE EXPIRATION DATE.

Other Requirements. Notwithstanding any provision of the Merger Agreement, Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of: (i) certificates for, or a timely Book-Entry Confirmation with respect to, such Shares; (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or an Agent’s Message in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary and Paying Agent. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares, as the case may be, and other documents described above are actually received by the Depositary and Paying Agent. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary and Paying Agent.

Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of OSG, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

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Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.

Information Reporting and Backup Withholding. Payments made to stockholders of OSG in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Shares made in the Offer or the Merger (currently at a rate of 24%). To avoid backup withholding, any stockholder that is a U.S. person that does not otherwise establish an exemption from U.S. federal backup withholding in a manner satisfactory to Purchaser should complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Any stockholder that is not a U.S. person should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder’s foreign status, or otherwise establish an exemption from information reporting and backup withholding in a manner satisfactory to Purchaser. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

4.	WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m. Eastern Time on July 9, 2024), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after August 9, 2024, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered holder and the serial numbers shown on such certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of tendered Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures for tendering Shares described in “The Tender Offer—Section 3. Procedures for Tendering Shares” at any time prior to the expiration of the Offer.

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If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights pursuant to the Offer, the Depositary and Paying Agent may nevertheless, on Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholder’s exercise of withdrawal rights as described in this Section 4.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding to the fullest extent permitted by law, subject to the rights of holders of Shares to challenge such decision in a court of competent jurisdiction. None of Purchaser, Parent, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

The following is a discussion of U.S. federal income tax considerations generally applicable to U.S. Holders and Non-U.S. Holders (each as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, each in effect as of the date of this Offer, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary applies only to stockholders who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a stockholder in light of its particular circumstances, or that may apply to stockholders subject to special treatment under U.S. federal income tax laws (e.g., regulated investment companies, real estate investment trusts, mutual funds, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, government organizations, tax-exempt organizations, retirement plans or other tax-deferred accounts, a corporation that accumulates earnings to avoid U.S. federal income tax, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. Holders (as defined below) whose functional currency is not the United States dollar, dealers or brokers in stocks, securities, commodities or foreign currency, dealers or traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons that own or have owned (or are deemed to own or have owned under certain constructive ownership rules) 5% or more of the outstanding Shares (by vote or value), stockholders holding Shares as part of a straddle, hedging, constructive sale or conversion transaction or other risk reduction transaction or integrated instrument, stockholders that purchase or sell Shares as part of a wash sale for tax purposes, stockholders required to recognize income or gain with respect to the Offer or the Merger no later than such income or gain is required to be reported on an applicable financial statement (as defined in the Code), stockholders holding Shares as qualified small business stock for purposes of Sections 1045 and/or 1202 of the Code or as “Section 1244 stock”, stockholders who exercise their appraisal rights in the Merger, and stockholders who received their Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation). In addition, this discussion does not address any tax consequences related to (i) any aspect of the alternative minimum tax, (ii) the Medicare contribution tax on net investment income, (iii) the U.S. federal gift or estate tax, or any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax, or (iv) holders of options or warrants to purchase Shares, similar rights to purchase Shares or restricted stock units.

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For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity classified as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or any other entity or arrangement classified as a partnership for U.S. federal income tax purposes).

The term “Holder” or “Holders” means a U.S. Holder or a Non-U.S. Holder.

If a partnership, or another entity or arrangement classified as a partnership for U.S. federal income tax purposes, is the beneficial owner of Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes that beneficially own Shares, and partners or members in those partnerships or other entities or arrangements, are urged to consult their own tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

This summary is for general informational purposes only and is not tax advice. Because individual circumstances may differ, each Holder should consult its own tax advisor as to the applicability and effect of the rules summarized below and the particular tax consequences of the Offer and the Merger to it, including the application and effect of the alternative minimum tax, the Medicare contribution tax on net investment income, and any U.S. federal, state, local and non-U.S. tax laws.

Tax Considerations for U.S. Holders

The exchange of Shares for cash pursuant to the Offer or the Merger will generally be a taxable transaction for U.S. federal income tax purposes.

A U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received (determined before deduction of any applicable withholding taxes) and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted pursuant to the Merger. A U.S. Holder’s adjusted tax basis will generally equal the price the U.S. Holder paid for such Shares. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares exceeds one year as of the closing of the Offer or the Effective Time, as the case may be. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, are currently taxed at preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.

Tax Considerations for Non-U.S. Holders

Subject to the discussion under “Information Reporting and Backup Withholding” below, any gain realized by a Non-U.S. Holder upon exchange of Shares pursuant to the Offer or the Merger generally will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed on a net income basis generally in the same manner as a U.S. Holder, except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate), or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case such Non-U.S. Holder generally will be subject to a 30% U.S. federal income tax (or a lower rate under an applicable income tax treaty) on such gain.

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Information Reporting and Backup Withholding

Information reporting generally will apply to payments to a Holder pursuant to the Offer or the Merger, unless such Holder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Payments to a Holder pursuant to the Offer or the Merger generally will also be subject to backup withholding (currently, at a rate of twenty-four percent (24%)), unless (i) in the case of a U.S. Holder, such U.S. Holder provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption and (ii) in the case of a Non-U.S. Holder, such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders are urged to consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Certain Holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.

THE FOREGOING DOES NOT SUMMARIZE ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER OR THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-UNITED STATES, OR OTHER LAWS.

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6.	PRICE RANGE OF SHARES.

The Shares are traded on the NYSE under the symbol “OSG.” OSG has advised Parent that, as of the close of business on June 6, 2024, there were: (i) 72,030,977 Shares issued and outstanding, (ii) 1,478,756 Shares issuable under outstanding Company Stock Options, all of which were In-the-Money Options, (iii) 3,310,622 Shares issuable under outstanding Company RSU Awards (determined at the maximum level of performance for any Company RSU Award subject to performance-based vesting conditions for which the applicable performance period had not ended as of June 6, 2024); and (iv) outstanding Company Warrants to acquire a total of 507,535 Shares. The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices per Share on the NYSE with respect to the fiscal years ended December 31, 2023 and December 31, 2022 and the current fiscal year.

Current Fiscal Year	High	Low
First Quarter	$6.61	$5.11
Second Quarter (through June 7, 2024)	8.46	5.85

Fiscal Year Ended December 31, 2023	High	Low
First Quarter	$3.91	$2.86
Second Quarter	4.43	3.49
Third Quarter	4.40	3.97
Fourth Quarter	5.43	4.29

Fiscal Year Ended December 31, 2022	High	Low
First Quarter	$2.19	$1.73
Second Quarter	2.40	2.00
Third Quarter	3.38	1.96
Fourth Quarter	3.04	2.75

On June 7, 2024, the last full trading day prior to the date of this Offer to Purchase, the reported closing price per Share on the NYSE during normal trading hours was $8.43 per Share, which is lower than the Offer Price of $8.50 per Share.

7.	CERTAIN INFORMATION CONCERNING OSG.

The following description of OSG and its business was provided by OSG; for further information on OSG’s business, see OSG’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 10, 2024, and OSG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 11, 2024, as amended by that certain Amendment No. 1 to the Annual Report, filed with the SEC on March 25, 2024 (the “Annual Report”).

OSG, and its wholly owned subsidiaries, own and operate a fleet of oceangoing vessels engaged in the transportation of crude oil, petroleum, and renewable transportation fuels in the U.S. Flag trade. The address of OSG’s principal executive office is 302 Knights Run Avenue, Suite 1200, Tampa, Florida 33602. The business telephone number of OSG’s principal executive office is (813) 209-0600.

In connection with our due diligence review of OSG, OSG made available to us certain financial information described in Item 4 under the heading “The Solicitation or Recommendation-Certain Financial Projections” of the Schedule 14D-9.

Available Information. The Shares are registered under the Exchange Act. Accordingly, OSG is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning OSG’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (and their compensation, including Company Stock Options and Company RSU Awards), the principal holders of OSG’s securities, any material interests of such persons in transactions with OSG, and other matters is required to be disclosed in proxy statements and periodic reports distributed to the OSG Stockholders and filed with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, such as OSG, who file electronically with the SEC. The address of that site is https://www.sec.gov. OSG also maintains an Internet website at https://www.osg.com (see Investors page). The information contained in, accessible from or connected to OSG’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of OSG’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

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Sources of Information. Except as otherwise set forth herein, the information concerning OSG contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by OSG. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary and Paying Agent assumes responsibility for the accuracy or completeness of the information concerning OSG contained in such documents and records or for any failure by OSG to disclose events which may have occurred or may affect the significance or accuracy of any such information.

8.	CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

General. Purchaser is a Delaware corporation with its business address at Seahawk MergeCo., Inc., c/o Saltchuk Resources, Inc., 450 Alaskan Way South, Suite 708, Seattle, Washington 98104. The business telephone number of Purchaser is (206) 652-1111. Purchaser is a wholly owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for any and all of the outstanding Shares of OSG and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

Parent is a Washington corporation with its business address at Saltchuk Resources, Inc., 450 Alaskan Way South, Suite 708, Seattle, Washington 98104. The business telephone number of Parent is (206) 652-1111. Parent, through its subsidiary business units and operating companies, provides air cargo, marine services, energy distribution, domestic shipping, international shipping and logistics services.

The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of the Purchaser Parties, as applicable, and certain other information are set forth in Schedule A hereto. We refer to the individuals and entities listed in Schedule A (excluding the Parent and Purchaser) as the “Item 3 Persons.”

During the last five years, none of the Purchaser Parties or, to the knowledge of the Purchaser Parties, any of the Item 3 Persons: (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Certain Relationships and Related Person Transactions

As of May 19, 2024, Parent owned 15,203,554 Shares of OSG, or approximately 21.1% of the outstanding Shares of OSG, based on 72,030,977 Shares outstanding as of May 16, 2024, excluding the Company Warrants exercisable for 507,535 Shares as of May 16, 2024. Except as set forth in the preceding sentences or as otherwise described in this Offer to Purchase: none of Parent, Purchaser, any majority-owned subsidiary of Parent or Purchaser, or, to the knowledge of Parent and Purchaser, any of the Item 3 Persons or any associates of any of the foregoing (A) beneficially owns or has any right to acquire, directly or indirectly, any Shares or (B) has effected any transaction in the Shares during the past 60 days. As discussed in “The Tender Offer—Section 10. Background of the Offer; Contacts with OSG,” any Shares owned directly or indirectly by Parent or Purchaser as of immediately prior to the Effective Time will be cancelled in the Merger for no consideration. There are no restrictions on any OSG Stockholder with respect to transferring or disposing of any such Shares prior to the Effective Time.

Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the knowledge of Parent and Purchaser, any of the Item 3 Persons, has had any present or proposed material agreement, arrangement, understanding or relationship with OSG or any of its executive officers, directors, controlling persons or subsidiaries that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent, Purchaser or any of their subsidiaries or, to the knowledge of Parent and Purchaser, any of the Item 3 Persons, on the one hand, and OSG or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

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Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (as amended through the date hereof, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, are available at the SEC’s website on the Internet at www.sec.gov. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

9.	SOURCE AND AMOUNT OF FUNDS.

The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. Parent and Purchaser estimate that the total amount of funds required from Parent and Purchaser to purchase all Shares pursuant to the Offer, consummate the Merger and otherwise satisfy their respective obligations under the Merger Agreement (including payments for the settlement and cancellation of Company Stock Options, Company RSU Awards and Company Warrants, repayment of OSG indebtedness and payment of associated breakage costs, payment of retention and other bonus payments to OSG employees) and pay associated estimated fees and expenses is approximately $948 million. Parent and Purchaser expect to fund such payments from a combination of Parent’s and OSG’s available cash (subject to the requirement under the Merger Agreement that OSG have cash on its consolidated balance sheet as of the Closing of $25.0 million), borrowings under Parent’s existing credit facilities and, if completed prior to the Effective Time, proceeds from an offering of Parent’s senior notes, each of which is described below. To the extent required, Parent will provide Purchaser with sufficient funds to satisfy Purchaser’s obligations. No alternative arrangements or alternative financing plans have been made.

The summaries below do not purport to be complete. The summary of the Parent Credit Agreement is qualified in its entirety by reference to the full text of the Parent Credit Agreement (as defined below), a copy of which is filed as Exhibit (b)(1) to the Schedule TO, which is incorporated in this document by reference. Stockholders of OSG and other interested parties should read the full agreement for a more complete description of the provisions summarized below.

Parent and certain of its subsidiaries are parties to Credit Agreement, dated May 21, 2024 (the “Parent Credit Agreement”), with Bank of America, N.A., as Administrative Agent,  L/C Issuer and a Lender, Wells Fargo Bank, National Association, as Swing Line Lender and a Lender, U.S. Bank National Association, as a Lender, JPMorgan Chase Bank, N.A., as a Lender, PNC Bank, National Association, as a Lender, Zions Bancorporation, N.A. d/b/a The Commerce Bank of Washington, as a Lender, Washington Federal Bank, as a Lender, First Hawaiian Bank, as a Lender, and Bank of Hawaii, as a Lender (each, a “Lender”).

The Parent Credit Agreement provides for (a) an $800 million revolving credit facility, (b) a $400 million delayed draw term loan “A-1” facility, and (c) a $180 million delayed draw term loan “A-2” facility. The term loan “A-2” was drawn on May 21, 2024. The maturity date for the revolving credit facility and $400 million delayed draw term loan “A-1” facility is May 21, 2029. The maturity date for the $180 million delayed draw term loan “A-2” facility is the earlier of November 21, 2024 and the date on which the closing of Parent’s planned offering of approximately $250 million of senior unsecured notes (as discussed below) occurs. Parent’s obligations under the Parent Credit Agreement are unsecured, but are guaranteed by certain subsidiaries of Parent.

Borrowings under the Parent Credit Agreement may take the form of Base Rate Loans, Term SOFR Loans, or SOFR Daily Floating Rate Loans (as each such term is defined in the Parent Credit Agreement). Base Rate Loans bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate (as defined in the Parent Credit Agreement and discussed below) plus the Applicable Rate (as defined in the Parent Credit Agreement and discussed below). Term SOFR Loans bear interest on the outstanding principal amount thereof for each Interest Period (as defined in the Parent Credit Agreement) at a rate per annum equal to Term SOFR (as defined in the Parent Credit Agreement) for such Interest Period plus a SOFR Adjustment of 0.10% plus the Applicable Rate. SOFR Daily Floating Rate Loans bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the SOFR Daily Floating Rate plus a SOFR Adjustment of 0.10% plus the Applicable Rate.

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The Applicable Rate is based upon Parent’s Consolidated Net Leverage Ratio (as defined in the Parent Credit Agreement) for the applicable period. For Base Rate Loans, the Applicable Rate ranges from 0.375% to 1.375%. For Term SOFR Loans and SOFR Daily Floating Rate Loans, the Applicable Rate ranges from 1.375% to 2.375%.

The Base Rate is, for any day, a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) Term SOFR plus 1.00%, subject to the interest rate floors set forth therein (provided, that if the Base Rate calculation results in an amount less than zero, the Base Rate is deemed to be zero).

All borrowings under the Parent Credit Agreement may be prepaid at any time or from time to time without premium or penalty.

The Lenders’ obligations to make Commitments (as defined in the Parent Credit Agreement) available under the Parent Credit Agreement are subject to several conditions customary for a credit agreement of this type, each as set forth in the Parent Credit Agreement, which include, among others, the accuracy of representations and warranties of Parent and its subsidiaries party to the Parent Credit Agreement (which are deemed to be restated on the date of each Credit Extension (as defined in the Parent Credit Agreement) and which relate to, among other things, existence, qualification and power, authorization and non-contravention, compliance with applicable laws, solvency and other matters customary for this type of credit agreement), the non-existence of any Default (as defined in the Parent Credit Agreement), and, solely with respect to the borrowing of the delayed draw term loan “A-1,” Parent’s pro-forma compliance with each financial covenant set forth in the Parent Credit Agreement.

In addition, Parent is engaged in a private offering (the “Note Offering”) of approximately $250 million in senior unsecured notes (the “Senior Notes”) to institutional investors. The total amount of the Note Offering is subject to increase or decrease at Parent’s option. The Senior Notes would feature 7-, 10- and/or 12-year bullet maturities, with pricing to be determined at the time of circle and calculated at a spread above the yield on the applicable U.S. Treasury Note as shown on Bloomberg PX1. The Senior Notes would be prepayable in whole or in part at any time, and in the event of prepayment, Parent would pay accrued interest on the principal amount of the Senior Notes subject to optional prepayment to the date set for prepayment, plus the greater of (a) the outstanding principal amount of the Senior Notes subject to optional prepayment or (b) the present value of the remaining principal payments and interest payments on the Senior Notes (or portions thereof) subject to optional prepayment, discounted at a rate equal to the sum of 50 basis points plus the yield of the U.S. Treasury securities with maturities corresponding to the scheduled dates of principal and interest payments calculated at the time of the prepayment. The Senior Notes would be issued pursuant to a Master Note Purchase Agreement (the “Master Note Purchase Agreement”) containing customary representations and warranties, customary affirmative and covenants, customary events of default, and financial covenants substantially identical to the financial covenants set forth in the Parent Credit Agreement. Because the Note Offering is ongoing as of the date of this Offer to Purchase, both the specific terms and conditions of the Senior Notes and whether the Note Offering will be consummated are undetermined and cannot be guaranteed; however, Parent’s ability to finance the purchase of the Shares pursuant to the Offer and to consummate the Merger is not affected by or dependent on the consummation of the Note Offering or the specific terms and conditions of the Senior Notes.

10.	BACKGROUND OF THE OFFER; CONTACTS WITH OSG.

The following is a description of contacts between representatives of Parent and Purchaser with representatives of OSG that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of OSG’s activities relating to these contacts, please refer to OSG’s Schedule 14D-9 being mailed to the OSG Stockholders with this Offer to Purchase. For additional information regarding the OSG Board’s process and the strategic alternatives that OSG considered, please refer to OSG’s Schedule 14D-9 filed with the SEC on the date hereof.

Background of the Offer and the Merger.

On June 30, 2021, Saltchuk Holdings, Inc. (“Saltchuk Holdings”), the parent company of Parent, the holder of 15,203,554 Shares, then representing approximately 17.5% of all outstanding Shares, submitted to the OSG Board a written, unsolicited non-binding proposal pursuant to which Saltchuk Holdings proposed to acquire all of the outstanding Shares of OSG not already owned by Parent for $3.00 per Share in cash. On July 2, 2021, Parent filed an amendment to its Schedule 13D disclosing the submission of that proposal. Between June 2021 and September 2021, Parent and OSG engaged in discussions concerning a possible transaction. In September 2021, Parent notified OSG that, in light of continued uncertainty with respect to the pace and trajectory of the global pandemic recovery and its effects on OSG’s business and operations, Parent was suspending discussions with OSG regarding a possible transaction. On September 7, 2021, Parent filed an amendment to its Schedule 13D disclosing that notification.

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On January 15, 2024, Mark N. Tabbutt, the President and Chairman of Saltchuk Holdings and Parent, called Samuel H. Norton, the Chief Executive Officer of the OSG, to indicate that Parent was considering submitting an indication of interest in pursuing a potential acquisition of OSG. No transaction proposal was made by Parent or its representatives.

On January 23, 2024, representatives of BDT & MSD Partners, LLC (“BDT & MSD”), Parent’s financial advisor, and Evercore Group L.L.C. (“Evercore”), OSG’s financial advisor, discussed Parent’s potential interest in resuming discussions regarding a potential acquisition transaction involving OSG.

On January 26, 2024, Mr. Tabbutt contacted Mr. Norton to inform him that Parent would be sending a letter to OSG with respect to a potential acquisition of the Shares of OSG. Later on the same day, Saltchuk Holdings, on behalf of Parent, submitted to the OSG Board a written, unsolicited non-binding indication of interest in exploring and evaluating a potential acquisition of all shares of OSG not already owned by Parent in a going-private transaction (the “Board Letter”). In the Board Letter, Saltchuk Holdings proposed to acquire all outstanding shares of OSG that Parent did not already own at a price of $6.25 per share in cash, representing a premium of 5.9% to the closing price per share of $5.90 as of January 26, 2024 (the last closing price per share before the Board Letter was publicly announced), a 21.9% premium above the trailing three-month volume weighted average stock price of $5.13 and a 30.2% premium to the most recent privately negotiated share repurchase by OSG consummated on November 10, 2023 of $4.80.

On January 29, 2024, Parent filed an amendment to its Schedule 13D disclosing the Board Letter and Parent’s proposal to acquire all outstanding Shares not already owned by Parent.

On February 14, 2024, representatives of Evercore informed representatives of BDT & MSD that the OSG Board had held a preliminary meeting regarding the proposal described in the Board Letter and that the OSG Board was interested in engaging in discussions with Parent and would propose a non-disclosure and standstill agreement for consideration by Parent.

On February 16, 2024, representatives of Evercore provided to representatives of BDT & MSD a draft non-disclosure agreement that would establish the non-disclosure and other terms (including a standstill obligation of Parent) regarding any confidential information shared by OSG with Parent in connection with a potential transaction between OSG and Parent (the “Confidentiality Agreement”).

Between February 16, 2024 and February 27, 2024, representatives of Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), counsel to OSG, and representatives of K&L Gates LLP (“K&L Gates”), counsel to Parent, exchanged drafts of the Confidentiality Agreement and participated in multiple discussions regarding the Confidentiality Agreement.

On February 27, 2024, Parent entered into the Confidentiality Agreement with OSG and, on the same day, representatives of Parent and K&L Gates were given access to a virtual data room for purposes of engaging in a business and legal due diligence review of OSG.

On February 28, 2024, OSG provided certain material due diligence information to Parent and its representatives via the virtual data room, including a long-term financial model for OSG. On the same day, representatives of BDT & MSD and Evercore discussed timing with respect to the transaction process and scheduling of anticipated due diligence and management meetings.

On March 21, 2024, members of management of Parent met in person with members of management of OSG to review OSG’s business and performance.

On March 22, 2024, Mr. Tabbutt met in person with Mr. Norton, during which Mr. Tabbutt discussed the operations and governance of the Saltchuk family of companies and conveyed to Mr. Norton that the continuity of OSG’s existing management team after a potential transaction was an important factor in Parent’s evaluation of a potential acquisition of OSG. Mr. Norton indicated that he would be open to, and believed the vast majority of OSG’s management team would be open to, continuing serving as executives of OSG following a transaction with Parent.

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On March 25, 2024, representatives of Evercore provided to BDT & MSD a letter outlining a formal process for the submission of written, non-binding proposals with respect to a potential acquisition of OSG, with indications of interest to be submitted by April 10, 2024.

On April 10, 2024, representatives of BDT & MSD submitted to Evercore, on behalf of Parent, a written, non-binding proposal to acquire all outstanding Shares not already owned by Parent at a price of $6.55 per share in cash, representing a premium of 11% to the closing price per share of $5.90 as of January 26, 2024 (the last closing price per share before the Board Letter was publicly announced) and proposing a period of 30 days in which OSG would negotiate exclusively with Parent with respect to the transactions contemplated by the updated proposal.

On April 16, 2024, representatives of BDT & MSD and Evercore discussed OSG’s feedback on Parent’s April 10, 2024 proposal and Evercore provided guidance regarding a potential subsequent proposal by Parent.

On April 23, 2024, representatives of BDT & MSD delivered to Evercore a written, non-binding updated proposal pursuant to which Parent would acquire all outstanding shares of OSG that it did not already own at a price of $8.50 per share in cash and proposing a period of three weeks in which OSG would negotiate exclusively with Parent with respect to the transactions contemplated by the updated proposal (the “Revised Proposal”). On the same day, representatives of BDT & MSD and Evercore discussed OSG’s feedback on the Revised Proposal and next steps in the process.

On April 24, 2024, representatives of Evercore informed representatives of BDT & MSD that the OSG Board desired to continue to engage with Parent with respect to a potential transaction and discussed next steps. On the same day, representatives of Fried Frank provided an initial draft of the Merger Agreement to representatives of K&L Gates. The draft Merger Agreement contemplated a “two step” transaction of a tender offer for all Shares not owned by Parent, followed by a merger between the purchaser entity and OSG. The draft Merger Agreement provided for, among other things, a termination fee, payable to Parent in certain circumstances, equal to 2.75% of total equity value.

On April 26, 2024, representatives of Fried Frank and K&L Gates discussed Parent’s key issues with the terms of the proposed draft Merger Agreement. Later on the same day, OSG entered into an exclusivity agreement with Parent providing for an exclusivity period of three weeks in order for Parent to complete its due diligence and enter into a definitive merger agreement.

On April 26, 2024, following the entry into the exclusivity arrangement between Parent and OSG, Mr. Tabbutt and Mr. Norton exchanged messages regarding scheduling a meeting to discuss at a high level the going forward arrangements with members of management of OSG.

On May 1, 2024, members of management of Parent met in person with Mr. Norton to discuss at a high level the going forward governance of OSG following the consummation of a potential transaction and Parent’s general philosophy regarding compensation matters. Prior to this meeting, representatives of Fried Frank had indicated to representatives of K&L Gates that Mr. Norton had pre-cleared with representatives of the OSG Board his attendance at the meeting and the topics to be discussed with members of management of Parent.

On May 5, 2024, representatives of K&L Gates provided a revised draft of the Merger Agreement to representatives of Fried Frank, which provided for, among other things, a termination fee payable to Parent in certain circumstances equal to 3.0% of total equity value.

Between May 5, 2024 and May 19, 2024, representatives of Fried Frank and K&L Gates exchanged drafts of the Merger Agreement and participated in multiple discussions regarding the draft Merger Agreement. Representatives of Parent and its advisors continued their due diligence review of OSG during this time. On May 7, 2024, representatives of Fried Frank provided a revised draft of the Merger Agreement to representatives of K&L Gates, providing for, among other things, acceptance of Parent’s proposed termination fee payable in certain circumstances equal to 3.0% of total equity value.

On May 15, 2024, representatives of Parent indicated to OSG that Parent would require certain members of management to enter into waiver agreements concurrently with the execution of the definitive merger agreement, under which those members of management would waive their right to claim that the consummation of the proposed transaction constituted a “good reason” termination under their employment arrangements (the “Good Reason Waivers”). The Good Reason Waivers are summarized in more detail below (see “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—Summary of the Good Reason Waivers.”).

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On May 17, 2024, representatives of Fried Frank provided representatives of K&L Gates with an initial draft of the form of Good Reason Waiver. Between May 17, 2024 and May 19, 2024, representatives of Fried Frank and K&L Gates exchanged drafts of the form of Good Reason Waiver and participated in multiple discussions regarding the agreements. In addition, during this time members of management of Parent and Mr. Norton engaged in conversations regarding the terms of the form of Good Reason Waiver.

On May 17, 2024, Parent’s three-week exclusivity period expired and, at the request of Parent, OSG agreed to extend the exclusivity period through May 19, 2024.

On May 19, 2024, representatives of K&L Gates and Fried Frank exchanged drafts of the Merger Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule and reached agreement with respect to open issues in each document. That evening, the OSG Board held a meeting, during which Evercore rendered to the OSG Board Evercore’s oral opinion which was, following execution of the definitive documentation in respect of the proposed transaction, subsequently confirmed by delivery of a written opinion from Evercore, dated as of May 19, 2024, to the effect that, as of that date and subject to the limitations, qualifications and assumptions set forth in the written opinion, the $8.50 in cash per Share to be received by the holders of Class A Common Stock in the Offer and the Merger was fair, from a financial point of view, to such holders, other than Parent and its affiliates. At the conclusion of the meeting, the OSG Board unanimously authorized and approved the Merger Agreement and the transactions contemplated by the Merger Agreement. Later that evening, following the OSG Board meeting, the Merger Agreement and related transaction documents, including the Good Reason Waivers, were executed.

On May 20, 2024, prior to the opening of trading of OSG’s shares on the NYSE, OSG and Parent issued a joint press release announcing the execution of the Merger Agreement. On the same day, following the closing of trading of OSG’s shares on the NYSE, Parent filed an amendment to its Schedule 13D disclosing execution of the Merger Agreement.

11.	SUMMARY OF THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

Summary of the Merger Agreement.

The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. The Merger Agreement was filed as Exhibit 2.1 to the Current Report on Form 8-K that OSG filed with the SEC on May 20, 2024. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in “The Tender Offer—Section 8. Certain Information Concerning Parent and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

The Merger Agreement has been included to provide investors and security holders with information regarding the terms of the Transactions. It is not intended to provide any other factual information about OSG, Parent, Purchaser, or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by OSG, on the one hand, and Parent and Purchaser, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Merger Agreement, including information in confidential disclosure schedules of OSG delivered in connection with the signing of the Merger Agreement (the “Company Disclosure Schedule”). Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between OSG, on the one hand, and Parent and Purchaser, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about OSG, Parent, Purchaser or their respective subsidiaries or affiliates at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in OSG’s public disclosures.

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The Offer. The Merger Agreement provides that Purchaser will (or Parent will cause Purchaser to) commence the Offer as promptly as practicable, but in no event later than fifteen (15) business days after the date of the Merger Agreement. Subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in “The Tender Offer—Section 15. Conditions of the Offer,” Purchaser will (and Parent will cause Purchaser to) promptly, and in no event later than 9:00 a.m., Eastern Time, one (1) business day after the Expiration Date, accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer and, as promptly as practicable after the Offer Acceptance Time (and in any event within two business days thereafter) pay for such Shares. If the Offer is consummated, each OSG Stockholder will receive the Offer Price for each Share validly tendered and not properly withdrawn by such stockholder prior to the Expiration Date, to such stockholder in cash, without interest thereon and subject to any withholding taxes. The Offer is initially scheduled to expire at one minute after 11:59 p.m. New York City time, at the end of the day on July 9, 2024, unless extended and re-extended as described below.

Pursuant to the Merger Agreement, Purchaser has reserved the right, to the extent permitted by applicable law, to (i) increase the amount of cash constituting the Offer Price and/or (ii) waive any Offer Condition, except that, without the prior written consent of OSG, Purchaser may not (a) amend or waive the Minimum Condition; (b) decrease the Offer Price; or (c) make any change to the Offer that (1) changes the form of consideration to be delivered by Purchaser pursuant to the Offer; (2) decreases the number of Shares sought to be purchased by Purchaser in the Offer; (3) imposes conditions or requirements to the Offer in addition to the existing Offer Conditions; (4) except as provided in the Merger Agreement with respect to the extension of the Offer, terminates the Offer or accelerates, extends or otherwise changes the Expiration Date of the Offer; (5) otherwise amends or modifies any of the terms of the Offer in a manner that adversely affects any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Parent or Purchaser to consummate the Offer or the Merger; or (6) provides for any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

Extensions of the Offer. The Merger Agreement provides that, subject to the parties’ termination rights under the Merger Agreement, (A) (i) if, as of any then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Purchaser or Parent, to the extent waivable by Purchaser or Parent, then Purchaser may, in its discretion, and without the consent of OSG or any other person, extend the Offer on up to two (2) occasions, for an additional period of up to ten (10) business days (as determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension (or such longer period as the parties may mutually agree in writing), to permit such Offer Condition to be satisfied, and (ii) Purchaser shall, and Parent shall cause Purchaser to, extend the Offer from time to time for the minimum period required by any law, any interpretation or position of the SEC, the staff thereof or any rules and regulations of the NYSE applicable to the Offer, and (B) if, as of any then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, OSG may require Purchaser to extend the Offer on one or more occasions, for an additional period of up to ten (10) business days (as determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) per extension (or such longer period as the parties may mutually agree in writing), to permit such Offer Condition to be satisfied (provided that (x) in no event shall Purchaser be required to extend the Offer beyond the valid termination of the Merger Agreement or beyond February 19, 2025 and (y) in the event that the Minimum Condition is the only Offer Condition not satisfied or waived (other than the Offer Conditions that by their nature are only satisfied as of the Offer Acceptance Time), OSG may not require Purchaser to extend the Offer on more than five (5) such occasions of ten (10) business days (as determined as set forth in Rule 14d-1(g)(3) under the Exchange Act)). In no event shall Purchaser (X) be required to extend the Offer beyond the valid termination of the Merger Agreement in compliance with the terms thereof or (Y) be permitted to extend the Offer beyond the valid termination of the Merger Agreement in compliance with the terms thereof without the prior written consent of OSG.

Termination of the Offer. The Merger Agreement provides that Purchaser may not terminate or withdraw the Offer prior to the Expiration Date, except in the event that the Merger Agreement is terminated pursuant to its terms. In such event that the Merger Agreement is terminated pursuant to its terms, Purchaser will (and Parent will cause Purchaser to) immediately and unconditionally terminate the Offer, not acquire any Shares pursuant thereto, and promptly (and in no event more than one (1) business day after such termination) return or cause any depository acting on its behalf to return, in accordance with applicable law, all tendered Shares to the registered holders thereof.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws. The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, at the Effective Time, Purchaser will be merged with and into OSG in accordance with the DGCL, with OSG surviving the Merger as a wholly owned subsidiary of Parent, and the separate corporate existence of Purchaser will thereupon cease. The Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL.

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At the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Purchaser as of immediately prior to the Effective Time, to hold office in accordance with applicable law until their successors are duly elected or appointed and qualified. At the Effective Time, the officers of OSG as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed and qualified in accordance with applicable law. OSG has agreed to use its reasonable best efforts to cause each director of OSG immediately prior to the Effective Time to execute and deliver a letter effectuating his or her resignation as a director of OSG, conditioned upon and effective as of the Effective Time.

At the Effective Time, subject to the applicable terms of the Merger Agreement, (i) the certificate of incorporation of OSG will be amended and restated in its entirety to be in the form of the certificate of incorporation of Purchaser (except with respect to the name of the Surviving Corporation and provisions naming the initial board of directors or the incorporator) as in effect immediately prior to the Effective Time and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or restated as provided therein or by applicable law, and (ii) the bylaws of Purchaser, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by applicable law, except that the references to the name of Purchaser shall be replaced with the name of the Surviving Corporation.

Closing and Effective Time. The closing of the Merger (the “Closing”) will take place (i) as promptly as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, but in no event later than the date of the consummation of the Offer, except if the conditions to the Closing shall not be satisfied or waived by such date, in which case on no later than the first business day on which such conditions are satisfied or waived, or (ii) at another date, time, or place as agreed to in writing prior to the Offer Acceptance Time between OSG and Parent. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” For purposes of the Merger Agreement, “business day” refers to any day except a Saturday or Sunday or any other day on which commercial banks are required or authorized by law to close in New York, New York.

On the Closing Date, OSG and Parent will cause the Merger to be consummated pursuant to the DGCL (including Section 251(h) thereof) by causing a certificate of merger to be filed with the Secretary of State of the State of Delaware. The Merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed by Parent and OSG in writing prior to the Offer Acceptance Time and specified in the certificate of merger (the “Effective Time”).

Conversion of Shares at the Effective Time. At the Effective Time, and without any action required by any party to the Merger Agreement or any OSG Stockholder, each Share issued and outstanding immediately prior to the Effective Time (other than Shares as to which the holder thereof has properly and validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL (the “Dissenting Shares”) and the Shares that immediately prior to the Effective Time are held by OSG in treasury or by Parent, Purchaser (including Shares irrevocably accepted for purchase by Purchaser in the Offer) or any other wholly owned subsidiary of Parent (the “Cancelled Shares” and, together with the Dissenting Shares, the “Excluded Shares”)) will be cancelled and converted into the right to receive the Merger Consideration. At the Effective Time, Cancelled Shares will be cancelled and no consideration paid in exchange therefor.

Treatment of Outstanding Company Equity Awards. Each Company Stock Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Offer Acceptance Time shall, as of immediately prior to the Offer Acceptance Time, become fully vested and be cancelled and converted into the right to receive an amount in cash qual to the product of (i) the excess, if any, of the Offer Price over the exercise price per Share of such Company Stock Option, multiplied by (ii) the total number of Shares subject to such Company Stock Option, subject to applicable tax withholding. Any Company Stock Option with an exercise price per Share greater than or equal to the Offer Price will be cancelled from no consideration.

Parent will not assume the obligation to deliver Shares with respect to any Company RSU Award outstanding as of immediately prior to the Offer Acceptance Time (the Company RSU Awards, together with the Company Stock Options, the “Company Equity Awards”). Immediately prior to the Offer Acceptance Time, without the need for any further action on the part of the holder thereof or any other person, each Company RSU Award or portion thereof, that is not subject to one or more performance goals as of immediately prior to the Offer Acceptance Time shall be cancelled and converted into the right to receive an amount in cash equal to the sum of (i) the product of (a) the Offer Price, multiplied by (b) the total number of Shares subject to such Company RSU Award or portion thereof, as applicable, plus (ii) an amount equal to any dividend equivalent rights then accrued with respect to such Company RSU Award or portion thereof, plus (iii) any then-unpaid “cash award” granted in connection with OSG’s retention program in 2022, as set forth in the applicable award agreement for such Company RSU Award, in each case subject to applicable tax withholding.

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In addition, immediately prior to the Offer Acceptance Time, without the need for any further action on the part of the holder thereof or any other person:

●	Each Company RSU Award or portion thereof, that is (i) subject to one or more performance goals as of immediately prior to the Offer Acceptance Time, and (ii) for which the performance period is originally scheduled to end in fiscal year 2024, shall be cancelled and converted into the right to receive an amount in cash equal to the sum of (a) the product of (1) the Offer Price, multiplied by (2) the total number of Shares subject to such Company RSU Award or portion thereof, as applicable, plus (b) an amount equal to any dividend equivalent rights then accrued with respect to such Company RSU Award or portion thereof, as applicable, subject to applicable tax withholding. For purposes of this calculation, the number of Shares subject to a Company RSU Award or portion thereof (and any related dividend equivalent rights), as applicable, shall be determined based on the actual achievement of such performance goal(s), measured through the Offer Acceptance Time, up to a maximum of 150% of the target level.

●	Each Company RSU Award or portion thereof, that is (i) subject to one or more performance goals as of immediately prior to the Offer Acceptance Time, and (ii) for which the performance period is originally scheduled to end in fiscal year 2025 or fiscal year 2026, shall be cancelled and converted into the right to receive a Cash Award. Each Cash Award shall no longer be subject to such performance goal(s), shall otherwise remain subject to the same terms, conditions, restrictions and vesting arrangements that were applicable to the corresponding Company RSU Award immediately prior to the Offer Acceptance Time and shall become vested and payable in accordance with its terms immediately prior to the Offer Acceptance Time or upon the applicable holder’s earlier termination of employment that, per the terms of the holder’s corresponding Company RSU Award, the holder’s employment agreement or any other OSG benefit plan in effect as of the Offer Acceptance Time would have triggered an accelerated vesting and payment of such Company RSU Award. Each Cash Award may be increased, but not decreased, by up to 50% based on performance goal(s) to be mutually determined by Parent and OSG management as soon as practicable following the Effective Time.

Exchange and Payment Procedures. Substantially concurrently with the Offer Acceptance Time, Parent will deposit (or cause to be deposited) with the Depositary and Paying Agent, a cash amount sufficient to make the payment of the aggregate Offer Price payable pursuant to the Merger Agreement. Substantially concurrently with the Closing, Parent will deposit (or cause to be deposited) with the Depositary and Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to the Merger Agreement.

Promptly after the Effective Time (and in any event within two (2) business days), the Surviving Corporation will cause the Depositary and Paying Agent to mail or otherwise provide to each former holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (a “Certificate”) (other than holders of Excluded Shares) or of Shares held in book-entry form (“Book-Entry Shares”) (other than holders of Excluded Shares), (i) transmittal materials (including for any Book-Entry Shares, specification that delivery shall be effected, and risk of loss and title to the Book-Entry Shares will pass only, upon receipt of an “Agent’s Message” by the Depositary and Paying Agent with respect to such Book-Entry Shares) and (ii) instructions for use in effecting the surrender of the Certificate or Book-Entry Shares in exchange for payment of the Merger Consideration.

Upon, (i) in the case of Shares represented by a Certificate, surrender to the Depositary and Paying Agent of such Certificate, together with a duly completed and validly executed letter of transmittal and such other customary documents as may be required by the Depositary and Paying Agent; or (ii) in the case of Book-Entry Shares, receipt of an “Agent’s Message” by the Depositary and Paying Agent (or such other evidence, if any, of transfer as the Depositary and Paying Agent may reasonably request), the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered will immediately be cancelled.

If any portion of the cash deposited with the Depositary and Paying Agent is not claimed within one (1) year following the Effective Time, such cash will be returned to the Surviving Corporation, and any holders of Shares (other than Excluded Shares) who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation and Parent, as general creditors for payment of the Merger Consideration for such Shares, without any interest thereon (subject to abandoned property, escheat, or other similar laws).

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Treatment of Company Warrants. Pursuant to the Merger Agreement, in accordance with the terms of the Warrant Agreement, any Company Warrant surrendered at any time from or after the Offer Acceptance Time that has an exercise price per Share that is less than the Offer Price shall entitle the holder thereof to receive, upon the surrender of such Company Warrant in accordance with its terms, an amount in cash equal to the product of (x) the excess of the Offer Price over the applicable exercise price per Share of such Company Warrant and (y) the total number of Shares subject to such Company Warrant. Substantially concurrently with the Offer Acceptance Time, Parent shall deposit, or cause to be deposited, with the warrant agent under the Warrant Agreement, a cash amount sufficient to make the payment of the aggregate Offer Price payable in respect of the then outstanding Company Warrants in accordance with the Merger Agreement.

Repayment of Indebtedness. Prior to the Closing, OSG will use its commercially reasonable efforts to cause the lender or, if applicable, agent for the lenders, under each credit agreement of OSG and/or any of its subsidiaries identified by OSG and Parent for repayment at the Closing (each, a “Credit Agreement”) to deliver to Parent duly executed payoff letters with respect to the obligations under the Credit Agreements in form and substance reasonably satisfactory to Parent (the “Payoff Letters”). At the Closing, Parent will repay, or cause to be repaid, on behalf of OSG and its subsidiaries, the indebtedness of OSG and its subsidiaries outstanding under the Credit Agreements required to be repaid at the Closing in accordance with the Payoff Letters. OSG will use its commercially reasonable efforts to effect the release of all other liens on the assets of OSG and its subsidiaries in connection with the Credit Agreements in accordance with the Payoff Letters at or promptly following the Closing.

Representations and Warranties. The Merger Agreement contains representations and warranties of OSG, Parent and Purchaser.

The Merger Agreement contains representations and warranties of OSG, subject to certain exceptions in the Merger Agreement, in the Company Disclosure Schedule delivered in connection with the Merger Agreement and in OSG’s public filings, as to, among other things:

●	organization and power to do business;

●	subsidiaries;

●	capitalization;

●	corporate power and authority relating to the execution, delivery and performance of the Merger Agreement;

●	consents and approvals relating to the execution, delivery and performance of the Merger Agreement and consummation of the Transactions and the absence of certain violations;

●	timely filing of SEC filings, accuracy and completeness of the SEC filings, absence of certain SEC investigations, and compliance with rules and regulations of the NYSE

●	the absence of certain changes or events affecting OSG;

●	the accuracy of the information supplied for the purposes of Parent’s and Purchaser’s Schedule TO, together with all exhibits, amendments and supplements thereto, including this Offer to Purchase, or OSG’s corresponding Schedule 14D-9;

●	compliance with applicable laws;

●	tax returns and other tax matters;

●	the absence of certain liabilities;

●	the absence of certain actions, proceedings or orders;

●	employee benefit plans and other agreements, plans and policies with or concerning employees;

●	intellectual property, privacy and information technology;

●	material contracts;

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●	real and personal property matters;

●	the absence of certain liabilities relating to, and violations of, environmental laws;

●	material customers and material suppliers;

●	insurance policies;

●	vessels owned by the Company or its subsidiaries and vessels owned by a third party and chartered in by the Company or its subsidiaries pursuant to a bareboat charter (“Company Vessels”);

●	brokers’ fees;

●	takeover statutes and anti-takeover provisions in OSG’s certificate of incorporation and bylaws;

●	related party transactions;

●	the opinion of the financial advisor to the OSG Board; and

●	exclusivity of OSG’s representations and warranties in the Merger Agreement.

The Merger Agreement also contains representations and warranties of Parent and Purchaser, subject to certain exceptions in the Merger Agreement and in the parent disclosure schedule delivered in connection with the Merger Agreement, as to, among other things:

●	organization and power to do business;

●	capitalization and activities of Purchaser;

●	corporate power and authority relating to the execution, delivery and performance of the Merger Agreement;

●	consents and approvals relating to the execution, delivery and performance of the Merger Agreement and consummation of the transaction, the absence of certain violations, and the U.S. citizenship status of both Purchaser and Parent for purposes of Jones Act compliance;

●	the accuracy of the information supplied for the purposes of the Schedule TO, together with all exhibits, amendments and supplements thereto, including this Offer to Purchase;

●	the absence of certain actions, proceedings or orders;

●	the Parent Credit Agreement, the executed commitment letters related thereto, and the transaction update presentation prepared in connection therewith (collectively, the “Debt Commitment Letter”) reflecting commitments from lenders to provide debt financing in the amounts set forth in the Debt Commitment Letter to Parent for the purpose of funding the transactions contemplated by the Merger Agreement, and the sufficiency and enforceability of such debt financing;

●	except as otherwise provided in Parent’s filings with the SEC, the absence of beneficial ownership of Shares by Parent and its subsidiaries;

●	the absence of any arrangements between Parent or Purchaser (or their respective affiliates), on the one hand, and, on the other hand, any stockholder, director, officer or other affiliate of Purchaser or any of its subsidiaries relating to the Merger Agreement (or the transactions contemplated thereby) or the Surviving Corporation or any of its subsidiaries, businesses or operations (including as to continuing employment), except as expressly authorized by OSG;

●	brokers’ fees;

●	solvency;

●	exclusivity of Parent’s and Purchaser’s representations and warranties in the Merger Agreement; and

●	no other representations and warranties.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Company Material Adverse Effect” or “Parent Material Adverse Effect” qualification, as discussed below.

For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, (i) a material adverse effect on the assets, financial condition, business or results of operations of OSG and its subsidiaries, taken as a whole, or (ii) a material adverse effect on, or prevents or materially delays, the ability of OSG to consummate the transactions contemplated by the Merger Agreement. However, for the purposes of clause (i), none of the following, and no effect arising out of, relating to or resulting from the following, will constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: any facts, circumstances, changes, events, occurrences or effects resulting from or attributable to:

(a)	changes in any of the industries in which OSG or its subsidiaries operate;

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(b)	changes in economic conditions or the credit, debt, securities, financial or capital markets in the United States or elsewhere in the world;

(c)	changes in applicable law, in United States generally accepted accounting principles (“GAAP”) or in accounting standards, or any changes in the interpretation thereof after the date of the Merger Agreement;

(d)	the execution and delivery of the Merger Agreement or the public announcement or pendency of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or the identity of, or any facts or circumstances relating to, Parent, Purchaser or their respective affiliates, including any impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, contractors or employees of OSG or its subsidiaries;

(e)	compliance with the covenants expressly set forth in the Merger Agreement and any action taken, or omitted to be taken, by OSG or any of its subsidiaries with the express prior written consent of Parent;

(f)	acts of war (whether or not declared) or any outbreak of hostilities, sabotage or terrorism, cyber-terrorism, cyber-espionage, or cyber-war, or any escalation or worsening of any such acts;

(g)	weather, earthquakes, hurricanes, tornados, natural disasters, climatic conditions, epidemics, pandemics or outbreaks of illness (including escalations or resurgences of COVID-19) or other public health event or other force majeure events;

(h)	any civil unrest, regulatory and political conditions or developments (including any government shutdowns or debt payment defaults), or any response of any government entity thereto;

(i)	any Transaction Litigation (as defined below);

(j)	any change in the price or trading volume of the Shares or the credit rating of OSG or any of its subsidiaries, in each case, in and of itself;

(k)	any failure to meet any published analyst estimates or expectations of the revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure to meet internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be considered in determining whether there is a Company Material Adverse Effect); or

(l)	the price of ship fuel, piracy, or international or intranational hostilities, disputes or conflicts affecting shipping (including with respect to the Suez Canal, the Panama Canal, the Houthis, the Ukrainian-Russian conflict, the Israel-Hamas conflict and the territorial disputes in the South China Sea);

provided, that facts, circumstances, changes, events, occurrences or effects set forth in clauses (a), (b), (c), (f), (g), (h) and (l) above may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such facts, circumstances, changes, events, occurrences or effects have a disproportionate adverse effect on OSG and its subsidiaries, taken as a whole, in relation to similarly situated businesses operating in the industries in which OSG and its subsidiaries operate (provided, that only the incremental disproportionate adverse effects of such facts, circumstances, changes, events, occurrences or effects may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).

For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any event, condition, change, occurrence or development of a state of circumstances or facts that, individually or when taken together with all such all other events, conditions, changes, occurrences or developments of a state of circumstances or facts, would prevent, impair or materially delay the consummation of the Offer or the Merger or prevent or materially impair or delay the ability of Parent or Purchaser to perform its obligations under the Merger Agreement.

Conduct of Business Pending the Offer Acceptance Time. OSG has agreed that during the period from and after the date of the Merger Agreement until the earlier of the Offer Acceptance Time or termination of the Merger Agreement (in accordance with its terms) (the “Pre-Closing Period”), except: (i) with Parent’s prior written consent (which may not be unreasonably withheld, delayed or conditioned), (ii) as required by applicable law, (iii) as expressly contemplated by the Merger Agreement or (iv) as set forth in the Company Disclosure Schedule, OSG will, and will cause its subsidiaries to, (a) carry on their respective businesses in all material respects in the ordinary course of business, and (b) use commercially reasonable efforts to (1) preserve substantially intact their business organization, assets (including the Company Vessels), properties and business relations, (2) keep available the services of their executive officers and key employees on commercially reasonable terms, (3) maintain in effect all licenses, certificates, authorizations, consents, permits, approvals and other similar authorizations of, from or by a governmental entity necessary for OSG to own, lease or operate its properties and assets, including the Company Vessels, and to carry on its business as currently conducted, and (4) maintain the goodwill and existing relationships with any person with which OSG or any of its subsidiaries has material business relations and with governmental entities that have jurisdiction over their business and operations.

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Further, OSG has agreed that subject to the exceptions in the immediately preceding paragraph, during the Pre-Closing Period, OSG will not, and will not permit its subsidiaries to, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), among other things, take any of the following actions:

●	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or equity interests, subject to certain exceptions (including that, if the Offer Acceptance Time has not occurred on or prior to August 31, 2024, the OSG Board may declare and OSG may pay to holders of Shares in cash each regular quarterly dividend that would have otherwise been declared and paid after August 31, 2024 in an amount per Share not to exceed $0.06 per quarter and with record and payment dates consistent with past practice of OSG and corresponding distributions to the holders of Company Warrants in respect of the Shares into which the Company Warrants are exercisable);

●	split, combine, subdivide, adjust, amend the terms of or reclassify any of its capital stock or equity interests;

●	issue, deliver, sell, pledge, grant, transfer or otherwise encumber any shares of its capital stock or other equity securities or any option, warrant or other right to acquire or receive shares of its capital stock or other equity securities, or redeem, purchase or otherwise acquire any shares of its capital stock or other equity securities, subject to certain exceptions including in connection with Company Warrants and the Company Equity Awards;

●	amend OSG’s or any of its subsidiary’s organizational documents, subject to certain exceptions;

●	other than in transactions among wholly owned subsidiaries of OSG or between OSG and its wholly owned subsidiaries, acquire by any means any entity, business or assets that constitute a business or division of any person;

●	sell, lease, license, encumber (other than certain permitted liens) or otherwise dispose of by any means any entity, business or any material assets, properties (including any Company Vessel), rights or other interest therein, subject to certain exceptions;

●	create, incur or assume any indebtedness for borrowed money or issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any of its debt securities, or assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person, subject to certain exceptions;

●	merge, combine or consolidate OSG or any of its subsidiaries with and into any other person, subject to certain exceptions;

●	adopt or enter into a plan of complete or partial liquidation, restructuring, capitalization, reorganization or dissolution;

●	waive, settle (or propose to settle) or compromise any pending or threatened action against OSG or any of its subsidiaries, subject to certain exceptions;

●	except as required by any OSG benefit plan, any bargaining agreement entered into by OSG or any employment agreement with an officer, employee or independent contract of OSG, in each case, as disclosed in the company disclosure schedule, (a) grant any equity-based compensation, including any Company Equity Awards not otherwise permitted by third bullet point of this section, (b) increase the compensation or benefits (including base salary, base wages, short-term cash compensation, long-term cash compensation, and severance entitlements) of any executive officer or director of OSG, (c) increase the compensation or benefits (including base salary, base wages, short-term cash compensation, long-term cash compensation, and severance entitlements) of any employee or independent contractor who is not covered by the preceding clause (b), other than increases in base salaries, wages and annual or shorter-term cash incentive opportunities in the ordinary course consistent with past practice, not to exceed, (1) in the aggregate, 2.0% relative to the prior fiscal year, and (2) individually, 4.0% relative to the prior fiscal year, (d) subject to the foregoing, adopt any new employee benefit plan or arrangement (other than offer letters that are entered into in the ordinary course of business consistent with past practice with newly hired or promoted employees who are not executive officers and that do not provide for any severance benefits or otherwise deviate from the standard terms and conditions of the offer letters disclosed to Parent), (e) subject to the foregoing, adopt a new arrangement that constitutes an OSG benefit plan under the Merger Agreement, or amend, modify or terminate any existing OSG benefit plan, other than in the ordinary course of business consistent with past practice, or (f) take any action to accelerate the vesting, payment, or funding of any payment or benefit under any OSG benefit plan;

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●	make any change in financial accounting methods, principles, policies or practices of OSG or any of its subsidiaries, except insofar as may be required by GAAP (or any interpretation or enforcement thereof) or applicable law;

●	other than in the ordinary course of business (a) make, change or revoke any material tax election, (b) settle or compromise of any material tax liability for an amount materially in excess of the amount accrued or reserved in OSG’s financial statements, (c) file or amend any material tax return, (d) adopt or change any method of tax accounting or annual tax accounting period, (e) enter into any closing agreement relating to any material tax liability, (f) agree to extend the statute of limitations in respect of any material amount of taxes (other than pursuant to automatic extensions of time to file tax returns) or (g) surrender any right to claim a material tax refund;

●	enter into or amend any contract with, or make any payment to, any former or present director or officer of OSG or any of its subsidiaries, or affiliates of any of the foregoing persons or any other person covered under Item 404 of Regulation S-K under the Securities Act (other than any payments pursuant to the eleventh bullet point in this section);

●	enter into, amend, waiver any rights under, or terminate any material contract (or any other contract that would be deemed a material contract if it had been entered into prior to May 19, 2024) other than in the ordinary course of business in all material respects;

●	authorize, or make any commitment with respect to, capital expenditures that would exceed $5 million individually or $25 million in the aggregate, other than in accordance with OSG’s annual capital expenditures budget made available to Parent;

●	except as otherwise permitted in the foregoing bullet, with respect to any Company Vessel, (a) modify the use, operation, maintenance or repair of the Company Vessels in a matter outside the ordinary course of business or not in material compliance with applicable law or (b) deplete inventory, supplies and spare parts in a manner outside the ordinary course of business; or

●	agree to take, or make any commitment to take, any of the foregoing.

Non-Solicitation. Except as permitted by the Merger Agreement, during the Pre-Closing Period, OSG will not, and will cause its subsidiaries and its and their directors and officers not to, and will instruct and use its reasonable best efforts to cause its and their directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly:

●	solicit, initiate, knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to an Acquisition Proposal (as defined below);

●	enter into or participate in any discussions with (including through the providing of access or non-public information relating to OSG) any person regarding an Acquisition Proposal (other than to state that OSG is not permitted to have discussions and to refer such person to the provisions of the Merger Agreement); or

●	enter into any other acquisition agreement, option agreement, joint venture agreement, partnership agreement, letter of intent, term sheet, merger agreement or similar agreement (other than a confidentiality agreement permitted under the Merger Agreement) with respect to an Acquisition Proposal (an “Alternative Acquisition Agreement”).

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OSG also will, and will cause its subsidiaries and its and their directors and officers and will instruct and use its reasonable best efforts to cause its and their Representatives to, immediately cease all solicitations, discussions and negotiations with any persons (other than Parent, its affiliates and their respective Representatives) that may be ongoing with respect to an Acquisition Proposal and request that each such person promptly return or destroy all confidential information furnished to such person by or on behalf of OSG in connection with any such Acquisition Proposal.

However, at any time during the Pre-Closing Period, if the OSG Board, directly or indirectly through any Representatives, receives an unsolicited, bona fide, written Acquisition Proposal that did not result from a material breach of the non-solicitation provisions in the Merger Agreement, OSG and its Representatives may contact the person or group of persons making such Acquisition Proposal to clarify the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal (as defined below), and may (i) provide information to such person or group of persons (including their respective Representatives) if OSG receives from such person or group of persons (or has received from such person or group of persons) an executed confidentiality agreement containing confidentiality terms that are not less favorable in any material respect to OSG than those contained in the Non-Disclosure Agreement, dated as of February 27, 2024, by and between Parent and OSG, except that OSG will make available to Parent and Purchaser any non-public information concerning OSG or its subsidiaries that is provided to any such person or group of persons which was not previously made available to Parent or Purchaser no later than 24 hours thereafter, and (ii) engage or participate in any discussions or negotiations with such person or group of persons, if prior to taking any action described in clause (i) or (ii) above, the OSG Board determines in good faith after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal and that the failure to take such action would be inconsistent with the OSG Board’s fiduciary duties under applicable law.

For purposes of the Merger Agreement, an “Acquisition Proposal” means any proposal or offer from any person or group of persons (other than Parent and its affiliates) for:

●	a merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or similar transaction involving OSG as a result of which any person or group of persons (or the stockholders of any person or group) would beneficially own, directly or indirectly, 20% or more of the outstanding common stock of OSG or 20% or more of the total voting power of OSG or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction;

●	any direct or indirect acquisition by any person or group of persons of more than 20% of the outstanding common stock of OSG (or any securities convertible into, or exchangeable for, such Shares) or total voting power represented by the outstanding voting securities of OSG;

●	a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition by any person or group of persons (or the stockholders of any person or group) of more than 20% of the outstanding common stock of OSG (or any securities convertible into, or exchangeable for, such common stock) or total voting power represented by the outstanding voting securities of OSG; or

●	the acquisition in any manner, directly or indirectly, of over 20% of the fair market value of the consolidated assets of OSG and its subsidiaries (as determined in good faith by the OSG Board).

For purposes of the Merger Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal (defined by substituting the references to “20%” for “50%”) made by any person or group of persons (other than Parent and its affiliates after the date of the Merger Agreement), which Acquisition Proposal did not result from a breach (or deemed breach) of the non-solicitation provisions of the Merger Agreement that (i) the OSG Board has determined in its good faith judgment is on terms (after consultation with its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Acquisition Proposal) more favorable to the OSG Stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, considering any revisions to the Merger Agreement made or proposed in writing by Parent pursuant to the terms of the Merger Agreement, and (ii) the OSG Board determines (after consultation with its financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects (including certainty of closing, certainty of financing and the identity of the person making the Acquisition Proposal) of such proposal.

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The OSG Board’s Recommendation; OSG Board Recommendation Change. As described above, and subject to the provisions described below, the OSG Board has unanimously made the recommendation that the OSG Stockholders tender their Shares to Purchaser pursuant to the Offer on the terms and conditions set forth in the Merger Agreement (the “Company Recommendation”). Except as expressly permitted by the Merger Agreement, neither the OSG Board nor any committee thereof may:

●	withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in each case in a manner adverse to Parent, the Company Recommendation;

●	fail to include the Company Recommendation in the Schedule 14D-9;

●	adopt, approve, recommend, endorse or otherwise declare advisable, or publicly propose to adopt, approve or recommend, any Acquisition Proposal;

●	fail to recommend against acceptance of any third-party tender offer or exchange offer constituting an Acquisition Proposal within 10 business days after the commencement of such offer; or

●	if an Acquisition Proposal has been publicly disclosed, fail to affirm publicly the Company Recommendation within 10 business days after Parent so requests in writing.

The actions described in the bullet points above are referred to in this Offer as a “Change of Recommendation,” except that any “stop-look-and-listen” communication to the OSG Stockholders pursuant to Rule 14d-9(f) under the Exchange Act or any similar communications to the OSG Stockholders shall not be deemed a Change of Recommendation if such communication is made prior to the 10th business day after the commencement of a tender offer or exchange offer and does not include a recommendation by OSG that stockholders of OSG tender their Shares into such tender offer or exchange offer.

However, prior to the Offer Acceptance Time, (i) if an intervening event (as defined below) occurs and the OSG Board determines in good faith, after consultation with its outside legal counsel, that the failure to effect a Change of Recommendation in light of such intervening event would be inconsistent with its fiduciary duties under applicable law, the OSG Board may make a Change of Recommendation contemplated by the first and second bullet points above or (ii) if OSG receives, directly or indirectly through one or more of its Representatives, an unsolicited, written, bona fide Acquisition Proposal that the OSG Board concludes in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal and that the failure to effect a Change of Recommendation in light of such Superior Proposal would be inconsistent with the OSG Board’s fiduciary duties under applicable law, and such Acquisition Proposal did not result from a breach of the non-solicitation provisions of the Merger Agreement, the OSG Board may effect a Change of Recommendation and/or terminate the Merger Agreement in order to enter into an Alternative Acquisition Agreement providing for such Superior Proposal provided that in either case:

●	OSG must have given Parent at least four business days’ prior written notice that it intends to make a Change of Recommendation (a “Change Notice”) and/or terminate the Merger Agreement, which notice must specify, in the case of a Superior Proposal, the material terms thereof, along with a copy of the proposed agreement in respect of such Superior Proposal (or, if there is no such proposed agreement, a written summary of the material terms and conditions of such Superior Proposal), and, in the case of an intervening event, reasonable detail regarding such intervening event and the reasons for the Change of Recommendation;

●	after providing such notice and prior to making a Change of Recommendation and/or terminating the Merger Agreement, OSG must have caused its Representatives to be reasonably available to negotiate, in good faith with Parent and Purchaser (to the extent Parent and Purchaser desire to negotiate) during the four business day notice period (the “Notice Period”) to make adjustments to the terms and conditions of the Merger Agreement as would obviate the need for OSG to effect a Change of Recommendation and/or terminate the Merger Agreement; and

●	at the end of the Notice Period, the OSG Board must have determined in good faith, after consultation with its outside legal counsel and, with respect to the Superior Proposal giving rise to the Change Notice, its financial advisor, taking into account any changes to the Merger Agreement proposed in writing by Parent in response to the Change Notice, that, (a) in the case of a Superior Proposal, the Superior Proposal giving rise to the Change Notice continues to be a Superior Proposal and that the failure to make a Change of Recommendation or to terminate the Merger Agreement in connection therewith would be inconsistent with its fiduciary duties under applicable law or (b) in the case of an intervening event, the failure of the OSG Board to make a Change of Recommendation would still be inconsistent with its fiduciary duties under applicable law.

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Any amendment to the financial terms or any other material change to the terms of a Superior Proposal requires OSG to deliver a new Change Notice and to comply with the requirements in the bullets above, provided, that subsequent to the initial Notice Period, the Notice Period will only be three business days instead of four business days.

Under the Merger Agreement, an “intervening event” means a material event, occurrence, development or change in circumstances with respect to OSG and its subsidiaries, taken as a whole, that was not known or reasonably foreseeable by the OSG Board as of the date of the Merger Agreement and becomes known to or by the OSG Board after the date of the Merger Agreement, provided that the following do not constitute, and will not be considered in determining whether there has been, an intervening event: (i) the receipt of any Acquisition Proposal; (ii) the execution and delivery of the Merger Agreement or the public announcement or pendency of the Offer, the Merger or the transactions contemplated thereby or the identify of, or any facts or circumstances relating to, Parent, Purchaser or their respective affiliates; (iii) any change in the price or trading volume of the Shares or the credit rating of OSG or any of its subsidiaries, in each case, in and of itself; (iv) the fact that OSG meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period, in each case, in and of itself; or (v) any changes in general economic or political conditions, or in the financial, credit or securities markets in general.

The Merger Agreement does not prohibit OSG, the OSG Board or any committee thereof from (i) making any required disclosure to the OSG Stockholders if, in the good faith judgment of the OSG Board, after consultation with its outside legal counsel, failure to make such disclosure would be inconsistent with its fiduciary duties under applicable law, (ii) complying with its disclosure or fiduciary obligations under applicable law or disclosure obligations under NYSE rules, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders) or (iii) making any “stop-look-and-listen” communication to stockholders of OSG pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to stockholders, including any similar communication in response to an Acquisition Proposal that is not a tender offer or exchange offer). Any “stop-look-and-listen” or similar communication permitted under clause (iii) will not constitute a Change of Recommendation or otherwise constitute a basis for Parent to terminate the Merger Agreement.

OSG must promptly (and in any event within 24 hours) notify Parent in writing if any Acquisition Proposal is received by OSG, any of its subsidiaries or any of its Representatives, indicating (except to the extent prohibited by any applicable law or contract in effect as of the date of the Merger Agreement) the material terms and conditions of such Acquisition Proposal. OSG must (i) promptly (and in any event within 24 hours) notify Parent of any change to the financial or other material terms and conditions of any Acquisition Proposal, and (ii) otherwise keep Parent reasonably informed of the status and material terms of any such Acquisition Proposal, discussions or negotiations on a reasonably prompt basis.

In addition, notwithstanding anything to the contrary contained in the Merger Agreement, OSG may terminate, waive, amend or release any provision of any confidentiality, “standstill” or similar obligation of any person (i) if the OSG Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with its fiduciary duties under applicable law and (ii) to the extent such provisions would prohibit any person or group from making an Acquisition Proposal privately to the OSG Board.

Reasonable Best Efforts; Filings. OSG, Parent and Purchaser have agreed to, and to cause their respective affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, as expeditiously as reasonably practicable, including:

●	obtain all necessary permits, waivers, and actions or nonactions from governmental entities and the making of all necessary registrations, filings, and notifications (including filings with governmental entities);

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●	execute and deliver any additional instruments necessary to consummate the Offer and the Merger and to fully carry out the purposes of the Merger Agreement;

●	comply to the extent necessary with any request for information by any governmental entity in connection with the Merger Agreement, including any request for additional information and documentary material by the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “Antitrust Division”) under the HSR Act; and

●	resolving questions or objections, if any, as may be asserted by any governmental entity with respect to the Merger Agreement, including under applicable regulatory laws.

In addition, OSG, Parent and Purchaser have agreed to cooperate and consult with each other in connection with obtaining any authorizations, approvals, consents, registrations, permits, and other confirmations from any governmental entity required to consummate the transactions contemplated by the Merger Agreement, and to, unless prohibited by law:

●	furnish to the other party such information as the other party may reasonably require in connection with the preparation of any filing or submission under the HSR Act or applicable regulatory laws and subject to customary confidentiality obligations and all applicable privileges;

●	notify each other promptly of any oral communication with, and upon request, provide copies of any written communications, correspondence and filings with, any governmental entity;

●	consult and cooperate with, and consider in good faith the views of, one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under the HSR Act or the antitrust laws of any other governmental entity;

●	use good faith efforts to give each other reasonable advance notice of all meetings with any governmental entity; and

●	unless prohibited by law or by a governmental entity, not participate independently in any meeting with a governmental entity without providing reasonable advance notice to the other party and an opportunity to attend and participate in such meeting or, if the other party is prohibited by law or governmental entity from participating in or attending any such meeting, keep the other party reasonably apprised with respect thereto.

Neither Parent nor OSG shall commit to or agree (or permit any of their respective affiliates to commit to or agree) with any governmental entity to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable regulatory laws or refrain from closing of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

However, OSG and its controlled affiliates will not be required to (i) pay prior to the Effective Time any material fee, penalty or other consideration to any third party to obtain consent or approval required under any contract for the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, other than as expressly required under the terms of any contract or (ii) agree to any material term, condition, obligation, restriction, requirement, limitation, qualification, remedy or other action imposed, required or requested by any governmental entity in connection with its grant of any permits, approvals, waivers, and actions or nonactions with respect to the Offer, the Merger or the other transactions contemplated by the Merger Agreement, unless such term, condition, obligation, restriction, requirement, limitation, qualification, remedy or other action imposed is binding on OSG or any of its controlled affiliates only in the event that the Closing occurs.

OSG will use reasonable best efforts to cooperate with Parent to obtain any consents or waivers from third parties (other than governmental entities) that are required in connection with the Transactions.

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OSG, Parent and Purchaser have agreed to (i) provide or cause to be provided as promptly as reasonably practicable to governmental entities with jurisdiction over the applicable regulatory laws information and documents requested by any such governmental entity as necessary, proper, or advisable to permit consummation of the transactions contemplated by the Merger Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings required under any other applicable regulatory laws as promptly as practicable following the date of the Merger Agreement (provided, that the filing under the HSR Act must be made within 15 business days of the date of the Merger Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable regulatory laws and (ii) take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by the Merger Agreement by any governmental entity or expiration of any applicable waiting periods. Parent has agreed to pay and be solely responsible for all filing fees under the HSR Act and any additional consents and filings required under any other applicable regulatory laws.

The Merger Agreement further provides that Parent will, and will cause its affiliates to, use its and their reasonable best efforts take any and all steps and actions necessary to avoid or eliminate impediments or objections, if any, that may be asserted with respect to the Offer, the Merger or the other transactions contemplated by the Merger Agreement under any applicable regulatory laws so as to enable the parties to consummate such transactions as promptly as practicable, but in no event later than the Termination Date, including (i) proposing, negotiating, committing to and effecting by consent decree, hold separate orders or otherwise, the sale, divesture, licensing or disposition of any assets, properties or businesses of Parent or its affiliates or of OSG or its subsidiaries and (ii) otherwise taking or committing to take any actions that would limit the freedom of action of Parent or any of its affiliates with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of Parent or any of its affiliates, or the assets, properties or businesses of OSG or its subsidiaries, in each case as may be advisable in order to avoid the entry of, or to effect the dissolution of, any administrative or judicial action or proceeding or any decree, judgment, injunction temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Effective Time; provided that none of Parent or its affiliates or OSG or its subsidiaries will be required to take or agree to take any action that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of Parent and its affiliates after giving effect to the Offer and the Merger, taken as a whole; provided, that, for purposes of this sentence, “Parent and its affiliates after giving effect to the Offer and the Merger” shall be deemed to have the size, financial condition and results of operations of OSG and its subsidiaries prior to the consummation of the Offer and the Merger.

Employee Matters. During the period commencing on the Closing Date and ending on December 31, 2025, Parent will, or will cause its applicable subsidiary to, provide each nonunionized employee who was such as of immediately prior to the Offer Acceptance Time and who continues in employment with Parent, the Surviving Corporation or their subsidiaries following the Effective Time (collectively, the “Continuing Employees”) with (i) a principal work assignment located at the same or a reasonably similar geographic location to such Continuing Employee’s geographic work location as in effect as of immediately prior to the Closing Date (including, if applicable, a remote work arrangement consistent with any such arrangement in effect as of the Closing Date), (ii) job responsibilities that are substantially comparable to the responsibilities of such Continuing Employee as of the Closing Date, other than job responsibilities that reasonably result from OSG’s transition to a non-publicly traded company, (iii) a base salary, base compensation or regular hourly wage (whichever is applicable) and an annual or shorter-term cash incentive compensation opportunity, that, in each case, is not less than the base salary, base compensation or regular hourly wage and such short-term cash incentive compensation opportunity in effect for the applicable Continuing Employee as of immediately prior to the Effective Time (and excluding, for the avoidance of doubt, any special cash-based retention awards) and (iv) retirement, health and welfare benefits (including, but not limited to, any health, welfare, vacation and select time, severance benefits and retirement benefits) that are substantially similar (including, if applicable, with respect to costs for the applicable Continuing Employee) in the aggregate to the retirement, health and welfare (including, but not limited to, any health, welfare, vacation and select time, severance benefits and retirement benefits) provided or available to the applicable Continuing Employee as of immediately prior to the Effective Time.

In addition, for fiscal year 2025, Parent will, and will cause its applicable subsidiary to, provide each Continuing Employee with a long-term cash compensation opportunity that is substantially similar (including, at the discretion of Parent, shorter-term compensation opportunities with a substantially similar quantum of payment opportunities) to the long-term equity compensation opportunity granted to such Continuing Employee for fiscal year 2024, based on the dollar value of the target Shares covered by such long-term equity compensation opportunity on the grant date, and excluding any special retention or similar equity-based compensation provided prior to the Effective Time.

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During the period commencing on the Closing Date and ending on the second anniversary thereof, the Surviving Corporation will provide each Continuing Employee whose employment is terminated by Parent or one of its subsidiaries with severance benefits and on terms and conditions, in each case, that are no less favorable than the severance benefits and protections existing as of the date of the Merger Agreement that are identified in the company disclosure schedule.

Parent has further agreed that, for fiscal years 2025 and 2026, it shall, or shall cause its applicable subsidiary to, continue to maintain OSG’s annual bonus program for Continuing Employees who were OSG executive officers immediately prior to the Offer Acceptance Time, with objective performance metrics equitably adjusted as needed to reflect the post-Closing structure of OSG (which, pursuant to such adjustments, shall be no less favorable to such executive officers than the terms of OSG’s annual bonus program).

Parent will cause any employee benefit plans of Parent and its subsidiaries in which the Continuing Employees are entitled to participate after the Closing Date to take into account, for purposes of eligibility, vesting and benefit accruals (other than benefit accruals under any defined benefit pension plan or as would result in a duplication of benefits), service prior to the Effective Time by such employees to OSG and its subsidiaries (and any predecessors) as if such service were with Parent or its subsidiaries. With respect to any employee benefit plans maintained by Parent and its subsidiaries for the benefit of the Continuing Employees following the Closing Date, Parent will, and will cause the Surviving Corporation and its subsidiaries to, use commercially reasonable efforts to (i) waive any eligibility requirements or pre-existing condition limitations or waiting period requirements with respect to any such plan providing medical, dental, pharmaceutical, vision or mental health benefits to any Continuing Employee to the same extent waived under the analogous OSG benefit plan prior to the Closing Date, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to any eligible expenses paid by such employees during the calendar year in which the Effective Time occurs (or such later date on which a Continuing Employee commences participation in any new plan of the Surviving Corporation and its subsidiaries) under analogous OSG benefit plans.

Cooperation with Transaction Financing. Parent and Purchaser have agreed to use reasonable best efforts to obtain the transaction debt financing as contemplated by the Debt Commitment Letter on the terms and conditions (including the “market flex” provisions, provided that such provisions do not reduce the amount or adversely affect the availability of the transaction debt financing to be funded at Closing or the ability of Parent and Purchaser to timely pay the Required Payment Amount as contemplated by the Merger Agreement) described therein at the Closing, and to not, without the prior written consent of OSG, agree to or permit any amendment or modification to be made to, or any waiver of any provision under, the Debt Commitment Letter or the definitive agreements relating to such transaction debt financing that (i) reduces the aggregate amount of the transaction debt financing (including by changing the amount of fees to be paid or original issue discount of the transaction debt financing or similar fees), or (ii) imposes new or additional conditions precedent or other terms of the transaction debt financing, otherwise adversely expands, amends or modifies any of the conditions precedent to the transaction debt financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter, in the case of clause (ii), in a manner that would reasonably be expected to (a) delay, prevent or impede the ability of Parent and Purchaser to consummate the transactions contemplated by the Merger Agreement, (b) make the timely funding of the transaction debt financing contemplated by the Debt Commitment Letter (or satisfaction of the conditions precedent to the transaction debt financing) or the timely payment of all of Parent’s and Purchaser’s cash payment obligations under the Merger Agreement (the “Required Payment Amount”) as contemplated by the Merger Agreement on the Closing Date less likely to occur or (c) adversely impact the ability of each of Parent and Purchaser to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto, except that Parent and Purchaser may, without the consent of OSG, amend the Debt Commitment Letter to (1) add additional lenders, arrangers, bookrunners and agents, (2) implement or exercise any of the “market flex” provisions (including pricing terms) contained in the fee letter executed in connection with the Debt Commitment Letter, or (3) to reduce the size of Parent’s new credit facility to an amount at least equal to $1.38 billion, if such amendments do not reduce the amount or adversely affect the availability of the transaction debt financing to be funded at the Closing or the ability of Parent and Purchaser to timely pay the Required Payment Amount as contemplated by the Merger Agreement.

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Each of Parent and Purchaser will use its reasonable best efforts (i) to maintain in effect the Debt Commitment Letter and comply with its obligations thereunder, (ii) to enter into definitive agreements pursuant to the Debt Commitment Letter, consistent in all material respects with the terms and conditions contained in the Debt Commitment Letter (including the “market flex” provisions, provided that such provisions do not reduce the amount or adversely affect the availability of the transaction debt financing to be funded at Closing or the ability of Parent and Purchaser to timely pay the Required Payment Amount as contemplated by the Merger Agreement), (iii) to satisfy (or obtain the waiver of) on a timely basis all conditions precedent to funding in the Debt Commitment Letter and such definitive agreements that are within Parent’s control and to consummate the transaction debt financing provided for thereunder at the Closing, and (iv) enforce all of its respective rights under the Debt Commitment Letter and such definitive agreements, including in the event of a breach (including an improper refusal to fund the debt contemplated by the Debt Commitment Letter) that impedes or delays the Closing by seeking specific performance of the parties thereunder if necessary. Parent shall keep OSG reasonably informed in reasonable detail of the status of its efforts to arrange the transaction debt financing and provide to OSG copies of the material definitive agreements with respect to the transaction debt financing and provide OSG with prompt notice upon the occurrence of certain events specified by the Merger Agreement. If all or any portion of the transaction debt financing under the Debt Commitment Letter becomes unavailable on the terms contemplated thereby (including any “market flex” provisions applicable to the transaction debt financing) for any reason, and such portion is reasonably required to pay the Required Payment Amount, then Parent will promptly notify OSG and Parent and Purchaser will use their reasonable best efforts to arrange and obtain in replacement thereof alternative debt transaction debt financing from alternative sources in an amount sufficient, when taken together with (i) available cash of Parent and its subsidiaries, (ii) available capacity on existing credit facilities of Parent and its subsidiaries, (iii) cash of OSG in an amount that does not exceed the amount that, after giving effect to all payments required to be made or funded by OSG in connection with the transactions contemplated by the Merger Agreement prior to the Closing, would result in OSG having $25 million in cash on its consolidated balance sheet as of the Closing, and (iv) any then-available transaction debt financing pursuant to the Debt Commitment Letter, to fund the Required Payment Amount with conditions not materially less favorable (taken as a whole) to Parent and Purchaser than the conditions (taken as a whole) set forth in the Debt Commitment Letter, as promptly as reasonably practicable following the occurrence of such event.

Indemnification and Insurance. From and after the Effective Time, Parent and the Surviving Corporation must, jointly and severally, indemnify and hold harmless (and advance funds in respect of each of the foregoing), to the fullest extent permitted under applicable law, each current and former director, officer, employee or agent of OSG or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of OSG or any of its subsidiaries (collectively, together with such person’s heirs, executors or administrators, the “Indemnified Parties”), against any loss, damage, liability, claim, demand, settlement, judgment, award, fine, penalty, fee (including reasonable fees of attorneys, experts and other professionals), charge, interest, cost or expense of any nature (collectively, “Damages”) arising out of, relating to or in connection with such Indemnified Parties’ service as a director, officer, employee or agent of OSG or any of its subsidiaries or a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of OSG or any of its subsidiaries (including in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time). For a period of six years from and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, (i) cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions that are at least as favorable to the Indemnified Parties with respect to indemnification, advancement of expenses, and exculpation as those set forth in the certificate of incorporation and bylaws of OSG as of the date of the Merger Agreement, and (ii) including any period during which a claim for indemnification is pending thereunder after the end of such six-year period, not repeal, amend or otherwise modify those provisions in any manner except as required by applicable law. In addition, Parent and the Surviving Corporation must pay all reasonable expenses (including attorneys’ fees) that may be incurred by any Indemnified Party in enforcing the foregoing indemnity and the other obligations described above, subject to a receipt of an undertaking from any applicable Indemnified Party to whom expenses are advanced that such Indemnified Party will repay all such advances if it is ultimately determined by final and unappealable order that such Indemnified Party is not entitled to be indemnified or entitled to such advanced expenses.

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In addition, for a period of six years from the Effective Time, Parent must cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by OSG and its subsidiaries with respect to matters arising on or before the Effective Time; provided that after the Effective Time, Parent will not be required to pay annual premiums in excess of 300% of the last annual premium paid by OSG prior to the date of the Merger Agreement in respect of the foregoing coverage, but in such case will purchase as much coverage as reasonably practicable for such amount. Prior to the Offer Acceptance Time, OSG will obtain a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance maintained by OSG and its subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated by the Merger Agreement. For any such “tail” prepaid policy obtained by OSG prior to the Offer Acceptance Time, Parent will cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

For additional information, please refer to OSG’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

Coordination of Transaction Litigation. OSG, on the one hand, and Parent and Purchaser, on the other hand, have agreed to keep the other reasonably informed on a current basis with respect to any actions commenced against it or any of its affiliates arising from or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement (“Transaction Litigation”), to reasonably consult with the other and give consideration to the other’s advice regarding Transaction Litigation, and to give the other the opportunity to participate at its or their own expense in the defense, settlement or prosecution of any Transaction Litigation, provided that OSG will in any event control any such defense, settlement or prosecution and OSG may not compromise, settle or agree to compromise or settle any Transaction Litigation unless Parent has consented in writing (such consent not to be unreasonably withheld, delayed or conditioned).

Conditions to the Completion of the Offer and the Merger. The Offer Conditions are described in “The Tender Offer—Section 15. Conditions of the Offer.” In addition, each party’s obligation to complete the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

●	no governmental entity of competent jurisdiction having enacted or promulgated any law, rule or regulation or issued any order after the date of the Merger Agreement that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger; and

●	Purchaser (or Parent on Purchaser’s behalf) having irrevocably accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer and consummated the Offer.

Termination. The Merger Agreement may be terminated, and the Offer and the Merger may be abandoned, in the following circumstances at any time prior to the Offer Acceptance Time:

●	by the mutual written consent of OSG and Parent;

●	by either OSG or Parent:

○	if the Offer Acceptance Time has not occurred on or before one minute after 11:59 p.m., New York City time, on the Termination Date; provided that the right to terminate the Merger Agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if the failure of the Offer to have been completed on or before the Termination Date was primarily caused by the failure of such party to perform any of its obligations under the Merger Agreement;

○	if the Offer has expired in accordance with its terms without the Minimum Condition having been satisfied or the other Offer Conditions having been satisfied or waived by Parent, in each case without the acceptance for payment of any Shares validly tendered in the Offer; provided that the right to terminate the Merger Agreement pursuant to the termination provision referred to in this bullet point will not be available to any party whose failure to satisfy any agreements or covenants under the Merger Agreement has primarily caused or resulted in the non-satisfaction of the Minimum Condition or any of the other Offer Conditions or the non-acceptance for payment of Shares validly tendered in the Offer; or

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○	if a court or other governmental entity of competent jurisdiction has enacted or promulgated any law, rule or regulation or issued any order after the date of the Merger Agreement that has become final and non-appealable and that restrains, enjoins or otherwise prohibits the acquisition of or payment for the Shares pursuant to the Offer or the consummation of the Merger; provided that the right to terminate the Merger Agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if the enactment, promulgation, or issuance of such law or order, or such law or order becoming final and non-appealable, was primarily caused by the failure of such party to perform any of its obligations under the Merger Agreement.

●	by OSG:

○	in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with the Merger Agreement, subject to complying with the terms of the Merger Agreement; provided that prior to or substantially concurrently with, and as a condition to, such termination, OSG pays to Parent (or its designee) the Company Termination Fee described below; or

○	if Parent or Purchaser has breached any of its representations, warranties, covenants or agreements in the Merger Agreement, which breach (i) could reasonably be expected to prevent Parent or Purchaser from consummating the Offer and (ii) is either not capable of being cured before the Termination Date or is not cured before the earlier of 20 business days following receipt of written notice from OSG of such breach or the Termination Date; provided that OSG will not have the right to terminate the Merger Agreement pursuant to the termination provision referred to in this bullet point if it is then in breach of any of its representations, warranties, covenants or agreements in the Merger Agreement, such that any Offer Condition or any condition to the obligations of Parent and Purchaser to consummate the Merger would not then be satisfied if the Closing Date were the date of such termination;

●	by Parent:

○	if the OSG Board has made a Change of Recommendation; or

○	if OSG has breached any of its representations, warranties, covenants or agreements in the Merger Agreement, which breach (i) would give rise to the failure of the Offer Condition with respect to OSG’s representations and warranties being true and correct or the Offer Condition with respect to OSG’s compliance with or performance of its agreements and covenants in the Merger Agreement in all material respects and (ii) is either not capable of being cured before the Termination Date or is not cured before the earlier of 20 business days following receipt of written notice from Parent of such breach or the Termination Date; provided that neither Parent nor Purchaser will have the right to terminate the Merger Agreement pursuant to the termination provision referred to in this bullet point if either of them is then in material breach of any of their representations, warranties, covenants or agreements in the Merger Agreement.

Company Termination Fee. OSG will pay Parent (or its designee) a termination fee in an amount equal to approximately $19.6 million (the “Company Termination Fee”) in the following circumstances:

●	if the Merger Agreement is terminated by OSG at any time prior to the Offer Acceptance Time, in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal;

●	if the Merger Agreement is terminated by Parent because the OSG Board has made a Change of Recommendation; or

●	if all of the following conditions are satisfied:

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○	the Merger Agreement is terminated by (i) either OSG or Parent because the Offer Acceptance Time has not occurred on or prior to the Termination Date (and at the time of such termination, Parent and Purchaser are then permitted to terminate the Merger Agreement on account of the Offer expiring in accordance with its terms without the Minimum Condition or the other Offer Conditions having been satisfied or waived by Parent), (ii) by Parent on account of the Offer expiring in accordance with its terms without the Minimum Condition or the other Offer Conditions having been satisfied or waived by Parent (but only if the Offer Conditions relating to the issuance of a law or order by a governmental entity and to the expiration or termination of the waiting period under the HSR Act have been satisfied but the Minimum Condition has not been satisfied) or (iii) by Parent due a breach of any representation, warranty, covenant or agreement of OSG in the Merger Agreement that cannot be, or has not been, cured;

○	any person has publicly proposed, announced or made an Acquisition Proposal (or in the case of a termination for a breach by OSG, an Acquisition Proposal has been made to OSG’s management, the OSG Board or any committee thereof) after the date of the Merger Agreement and prior to the Offer Acceptance Time and has not been withdrawn prior to such termination; and

○	within 12 months after the termination, OSG consummates an Acquisition Proposal or the OSG Board approves, or OSG enters into, a definitive agreement for an Acquisition Proposal that is subsequently consummated (whether or not within such 12-month period or thereafter); provided that, for purposes of the provision referred to in this bullet point and the preceding bullet point, the references to “20%” in the definition of “Acquisition Proposal” are deemed to be references to “50%”.

In no event will OSG be required to pay the Company Termination Fee on more than one occasion (whether or not the Company Termination Fee may be payable under more than one provision of the Merger Agreement at the same or at different times and upon the occurrence of different events). OSG, Parent and Purchaser have agreed that any amounts payable by OSG pursuant to the termination provisions of the Merger Agreement, including the Company Termination Fee, do not constitute a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the disposition of its rights under the Merger Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision. Parent’s receipt of the Company Termination Fee will be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of Parent and its affiliates for Damages suffered as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated and any other Damages suffered as a result of or under the Merger Agreement and transactions contemplated thereby, and upon payment of the Company Termination Fee, none of OSG, its subsidiaries or any of their related parties shall have any further liability relating to or arising out of the Merger Agreement or the transactions contemplated thereby; provided, that the foregoing shall not relieve any party from liability for actual and intentional fraud under Delaware law or a willful breach of the Merger Agreement prior to any termination or impair the rights of Parent and Purchaser, if any, to obtain injunctive relief pursuant to the terms of the Merger Agreement prior to any termination thereof or to compel the payment by OSG of the Company Termination Fee.

Limitation on Remedies. In the event of the termination of the Merger Agreement and the abandonment of the Offer and the Merger in accordance with the provisions described above, the Merger Agreement will become void and of no effect with no liability to any party, except that no such termination will relieve any party from any Damages resulting from actual and intentional fraud under Delaware law or a willful breach of the Merger Agreement prior to any termination, in which case the non-breaching party shall be entitled to all rights and remedies available at Law or in equity. In addition, certain sections of the Merger Agreement, including, among others, sections relating to termination, the Company Termination Fee and expenses and confidentiality, will survive termination. Subject to the terms of the Merger Agreement, in the case of willful breach of the Merger Agreement by Parent or Purchaser, OSG has the right, as the sole and exclusive agent for and on behalf of the stockholders of OSG (as third party beneficiaries under the Merger Agreement solely with respect to the provisions expressly identified therein), to pursue any Damages, including Damages based on loss of the economic benefit of the transactions contemplated by the Merger Agreement and loss of other opportunities to OSG and the stockholders of OSG.

Expenses. Except as otherwise provided in the Merger Agreement, whether or not the Offer and the Merger are completed, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expense, except that all filing fees under the HSR Act in connection with the transactions contemplated by the Merger Agreement will be borne by Parent.

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Amendment and Modification. Subject to the provisions of applicable law, the Merger Agreement may be modified or amended by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided that no amendment may be made after the Offer Acceptance Time and that the provisions of the Merger Agreement to which the lenders under the Debt Commitment Letter and their respective representatives are third party beneficiaries may not be amended in any way adverse to such lenders or their representatives without the prior written consent of such lenders.

Governing Law. The Merger Agreement is governed by Delaware law; except that any claim brought against the lenders party to the Debt Commitment Letter or their representatives arising out of or relating to the Merger Agreement or any of the transactions contemplated by the Merger Agreement shall be governed by New York law.

Jurisdiction; Specific Enforcement. Under the Merger Agreement, each of the parties has agreed that it will bring any action or proceeding in respect of any claim arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement exclusively in the Court of Chancery of the State of Delaware or, if that court lacks or declines to accept jurisdiction, another federal or state court located in the State of Delaware. However, each of the parties has agreed that it will not be permitted to bring or support any action or claim against the lenders party to the Debt Commitment Letters or their affiliates or representatives arising out of or relating to the Merger Agreement or any of the transactions contemplated by the Merger Agreement in any forum other than any state or federal court sitting in the State of New York, County of New York.

Each of the parties has agreed that if, for any reason, any of the provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached or threatened to be breached, irreparable damage would occur for which monetary damages would not be an adequate remedy. Accordingly, in addition to any other available remedies a party may have in equity or at law, each party will be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. In the event of a failure or threatened failure of Parent to enforce the terms of the Debt Commitment Letter, OSG will be entitled to specific performance to cause Parent to enforce the terms of the Debt Commitment Letter (or any financing agreements related thereto or related to the alternative financing), as applicable. Pursuant to the Merger Agreement, each of the parties has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that there is adequate remedy at law or that an award of specific performance is not an appropriate remedy.

Summary of the Non-Disclosure Agreement. On February 27, 2024, OSG and Parent entered into the Confidentiality Agreement, pursuant to which Parent agreed, subject to certain exceptions, to keep confidential all proprietary, nonpublic and/or confidential information about OSG or its businesses, affairs, assets, properties or prospects furnished in connection with a potential transaction. Pursuant to the Confidentiality Agreement, Parent also agreed to certain “standstill” restrictions for a period of twelve months following the date of the Confidentiality Agreement (subject to immediate expiration under certain circumstances), including with respect to offers or proposals to acquire OSG (other than offers and proposals submitted directly to the OSG Board or senior management team on a confidential basis) and acquisitions of ownership of securities of OSG. Pursuant to the Confidentiality Agreement, Parent also agreed to customary non-solicitation restrictions and restrictions on contacting employees, customers and suppliers of OSG for a period of twelve months following the date of the Confidentiality Agreement. Parent’s obligations under the Confidentiality Agreement will expire 18 months after the date of the Confidentiality Agreement, except as set forth above or as otherwise provided therein.

This summary and description of the material terms of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated by reference herein.

Summary of the Good Reason Waivers and Transaction Bonus Letter. Concurrently with the execution of the Merger Agreement, (i) Parent and OSG entered into a letter agreement with each of Samual H. Norton, OSG’s Chief Executive Officer and President, Patrick J. O’Halloran, OSG’s Vice President and Chief Operations Officer, Damon M. Mote, OSG’s Vice President and Chief Administrative Officer, and Susan Allan, OSG’s Vice President, General Counsel and Corporate Secretary, providing for (1) an acknowledgment from each such executive that the consummation of the Offer and the Merger and any changes to such executives’ duties and responsibilities reasonably resulting from OSG ceasing to be a public company as a result of the Offer and the Merger will not constitute “Good Reason” under such executives’ existing employment agreement, (2) certain parameters with respect to the future negotiation in good faith of new employment agreements among such executives, Parent and OSG and (3) a transaction bonus to be paid to such executives by OSG following the consummation of the Merger and (ii) OSG entered into a letter agreement with Richard Trueblood, OSG’s Vice President and Chief Financial Officer, regarding a transaction bonus to be paid to him by OSG following the consummation of the Merger (the “Transaction Bonus Letter”).

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This summary and description of the material terms of the Good Reason Waivers and the Transaction Bonus Letter does not purport to be complete and is qualified in its entirety by reference to the Good Reason Waivers and the Transaction Bonus Letter, which are filed as Exhibits (d)(3) — (d)(7) to the Schedule TO and are incorporated in this document by reference.

12.	PURPOSE OF THE OFFER AND PLANS FOR OSG.

Purpose of the Offer. Parent, through Purchaser, has undertaken to acquire control of, and the entire equity interest in, OSG because Parent believes that Parent would be an ideal long-term home for OSG. OSG is a niche business having a core focus on the shipping of crude oil, petroleum and renewable transportation fuels under the Jones Act, which would complement and diversify Parent’s business. If the Offer is consummated, OSG will become a wholly-owned subsidiary of Parent and operate as a stand-alone operating company and Parent’s seventh business unit. OSG would add a complementary third major operating company engaged in shipping to Parent’s business, while providing end-market diversification (energy versus consumer goods). Parent believes that, by its nature, OSG’s business has multi-decade investment cycles and shorter-term economic cycles, both of which are better supported by a privately held family business versus being traded in the public markets. Parent seeks to operate OSG as a private corporation going forward because Parent believes that this transaction will reduce regulatory compliance costs. Further, Parent has significant experience with, and confidence in the future of, the Jones Act and the benefits that it provides the United States. Pursuant to the Merger, Parent will acquire any Shares of OSG not purchased pursuant to the Offer or otherwise. The United States citizenship and cabotage laws principally contained in 46 U.S.C. § 50501 and 46 U.S.C. Chapter § 551, as well as 46 U.S.C. § 56101, each as amended from time to time and any successor or replacement statutes, and the regulations promulgated thereunder relating to the ownership and operation of U.S. flag vessels in the United States coastwide trade are referred to herein as the “Jones Act”.

The OSG Stockholders who sell their Shares in the Offer will cease to have any equity interest in OSG or any right to participate in its earnings and future growth.

Merger Without a Stockholder Vote. If the Offer is consummated, we do not anticipate seeking the approval of OSG’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the stock irrevocably accepted for purchase pursuant to such offer, together with the stock otherwise owned by the corporation making the offer and its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of OSG in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, promptly after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Plans for OSG. Immediately following the Effective Time, the certificate of incorporation of OSG will be amended and restated in its entirety to conform to the certificate of incorporation of Purchaser, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation and except with respect to provisions naming the initial board of directors and the incorporator, which will be omitted. Immediately following the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Surviving Corporation shall be the respective individuals who served as the officers of OSG as of immediately prior to the Effective Time, in each case, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Promptly following the Effective Time, Parent anticipates that (i) Mr. Samual H. Norton, OSG’s Chief Executive Officer and President, will be appointed as a director of the Surviving Corporation by Parent, and (ii) Mr. Jerald W. Richards will be appointed as Assistant Secretary of the Surviving Corporation. See “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws” below.

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At the Effective Time, Purchaser will be merged with and into OSG, the separate existence of Purchaser will cease, and OSG will continue as the Surviving Corporation in the Merger. The common stock of OSG will be delisted and will no longer be traded on the NYSE, OSG’s obligation to file periodic reports under the Exchange Act will be suspended, and OSG will be privately held.

Except as disclosed in this Offer to Purchase, Parent and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of OSG, the disposition of securities of OSG, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving OSG or any of its subsidiaries or the purchase, sale or transfer of a material amount of assets of OSG or any of its subsidiaries.

As provided in the Merger Agreement, at the Closing, Parent will repay, or cause to be repaid, the indebtedness of OSG and its subsidiaries under the Credit Agreements required to be repaid at Closing in accordance with the Payoff Letters. See “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—Repayment of Indebtedness.” Following the Effective Time, OSG will become a guarantor of Parent’s obligations under the Parent Credit Agreement and the Master Note Purchase Agreement. See “The Tender Offer—Section 9. Source and Amount of Funds.”

Parent, OSG and certain executive officers of OSG intend to negotiate in good faith new employment agreements between such executives, on the one hand, and Parent and OSG, on the other hand. See “The Tender Offer—Section 10. Background of the Offer; Contacts with OSG” and “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—Summary of the Good Reason Waivers.” Further, the Merger Agreement addresses various matters affecting compensation and benefits of OSG employees following the Effective Time, including the executive officers of OSG. See “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements—Treatment of Outstanding Equity Awards” and “—Employee Matters.”

13.	CERTAIN EFFECTS OF THE OFFER.

Possible Effects of the Offer on the Market for the Shares; NYSE Listing. Immediately following consummation of the Offer and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the OSG will continue as the Surviving Corporation in the Merger and as a wholly owned subsidiary of Parent. Immediately following the consummation of the Merger, the Shares will be delisted from the NYSE, OSG’s obligations to file periodic reports under the Exchange Act will be suspended, and OSG will be privately held. As a result, there will be no market for the Shares if the Offer and Merger are consummated.

Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above. See “The Tender Offer—Section 12. Purpose of the Offer and Plans for OSG.”

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be suspended by OSG upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

We intend to seek to cause OSG to apply for suspension of registration of the Shares as soon as possible after consummation of the Offer if the requirements for suspension of registration are met. Suspension of registration of the Shares under the Exchange Act would reduce the information required to be furnished by OSG to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an annual report on Form 10-K to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to OSG. Furthermore, the ability of “affiliates” of OSG and persons holding “restricted securities” of OSG to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), may be impaired or eliminated. If registration of the Shares under the Exchange Act were suspended, the Shares would no longer be eligible for continued inclusion on the Board of Governors of the Federal Reserve System’s (the “Federal Reserve Board”) list of “margin securities” or eligible for stock exchange listing.

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If registration of the Shares is not suspended prior to the Merger, then the registration of the Shares under the Exchange Act will be suspended following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.	DIVIDENDS AND DISTRIBUTIONS.

In each of December 2023 and March 2024, OSG’s Board of Directors declared a cash dividend of $0.06 per Share. In the Annual Report, OSG stated that the declaration and timing of future cash dividends, if any, will be at the discretion of the OSG Board and will depend upon, among other things, OSG’s future operations and earnings, capital requirements, general financial condition, contractual restrictions, restrictions imposed by applicable law and such other factors as the OSG Board may deem relevant and that, in addition, OSG’s ability to pay cash dividends in the future may be limited by certain of OSG’s loan agreements. Under the terms of the Merger Agreement, OSG is not permitted to declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or equity securities (other than dividends or distributions by a wholly owned subsidiary of OSG to OSG or to another wholly owned subsidiary of OSG), except that if the Offer Acceptance Time has not occurred on or prior to August 31, 2024, the OSG Board may declare and OSG may pay to holders of Shares in cash each regular quarterly dividend that would have otherwise been declared and paid after August 31, 2024 in an amount per Share not to exceed $0.06 per quarter and with record and payment dates consistent with past practice of OSG and corresponding distributions to the holders of Company Warrants in respect of the Shares into which the Company Warrants are exercisable. Stockholders are urged to obtain a current market quotation for the Shares. See “Section 11. Summary of the Merger Agreement and Certain Other Agreements.”

15.	CONDITIONS OF THE OFFER.

Purchaser’s obligation to accept for payment Shares tendered in the Offer is subject to the satisfaction or waiver of certain conditions. Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if, at any scheduled Expiration Date (as it may have been extended as described “The Tender Offer—Section 1. Terms of the Offer”):

(i)	The Minimum Condition shall not have been satisfied. The “Minimum Condition” means that the number of Shares validly tendered and “received” (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn prior to the expiration of the Offer (excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (within the meaning of Section 251(h) of the DGCL)), together with any Shares owned by Parent, Purchaser, or any of their respective affiliates as of the Expiration Date, equals at least one (1) Share more than a majority of all issued and outstanding Shares as of the Expiration Date, other than any Shares held in treasury by OSG as of the expiration of the Offer or any other Shares acquired by OSG prior to the expiration of the Offer; or

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(ii)	any of the following conditions shall exist or shall have occurred and be continuing:

(A)	any governmental entity of competent jurisdiction shall have enacted or promulgated any law, rule or regulation after the date of the Merger Agreement or issued any order after the date of the Merger Agreement that is in effect as of such time and restrains, enjoins or otherwise prohibits the acquisition of or payment for the Shares pursuant to the Offer or consummation of the Merger;

(B)	(1) any representation or warranty of OSG set forth in Section 5.3(a) of the Merger Agreement shall not be true and correct in all respects, except for inaccuracies that are de minimis, as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date), (2) any representation or warranty of OSG set forth in Section 5.1, the first sentence of Section 5.3(b), Section 5.21, and Section 5.22 of the Merger Agreement shall not be true and correct in all material respects as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) and (3) any representation or warranty of OSG set forth in Article V of the Merger Agreement (other than those set forth in Section 5.1, Section 5.3(a), the first sentence of Section 5.3(b), Section 5.21, and Section 5.22 of the Merger Agreement) shall not be true and correct (interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Company Material Adverse Effect”) as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company Material Adverse Effect;

(C)	OSG shall have failed to perform or comply in all material respects with its agreements and covenants in the Merger Agreement that are required to be performed or complied with by it at or prior to the Offer Acceptance Time;

(D)	Parent and Purchaser shall have failed to receive from OSG a certificate, signed by an executive officer of OSG and dated as of the Offer Acceptance Time, to the effect that the Offer Conditions set forth in clauses (B) and (C) above and clause (E) below have been satisfied;

(E)	any Company Material Adverse Effect has occurred since the date of the Merger Agreement;

(F)	the waiting period (and any extension thereof) applicable to the Offer under the HSR Act shall not have expired or been terminated; or

(G)	the Merger Agreement has been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Condition, which may only be waived with the prior written consent of OSG). In accordance with SEC rules and regulations, upon discovery of a condition that gives rise to termination of the Offer, Parent and Purchaser will undertake to promptly notify the OSG Stockholders of a decision to either terminate the Offer, or to waive the condition and proceed with the Offer.

16.	CERTAIN LEGAL MATTERS; REGULATORY APPROVALS; APPRAISAL RIGHTS.

General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Purchaser’s review of publicly available filings by OSG with the SEC and other information regarding OSG, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of OSG and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent, Purchaser and OSG have agreed to use reasonable best efforts to, as expeditiously as reasonably practicable, (i) obtain all necessary permits, waivers, and actions or nonactions from governmental entities, and make all necessary registrations, filings and notifications (including filings with governmental entities), (ii) execute and deliver any additional instruments necessary to consummate the Offer and the Merger, and (iii) resolve questions or objections, if any, as may be asserted by a governmental entity with respect to the Merger Agreement. The parties currently expect that no such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to OSG’s or Parent’s business or that certain parts of OSG’s or Parent’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See “The Tender Offer—Section 15. Conditions of the Offer.”

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Antitrust. Under the HSR Act and the related rules and regulations that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information and documentary materials have been furnished to the Antitrust Division and the FTC in Notification and Report Forms filed by acquiring and acquired persons, and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the waiting period for a cash tender offer is fifteen (15) days from the date of filing by the acquiring person. Historically, the Antitrust Division and the FTC would grant early termination of the waiting period for certain transactions upon request by the filing parties; however, the Antitrust Division and the FTC have suspended this practice, although it could be reinstated prior to closing. The waiting period may be lengthened if the acquiring person voluntarily withdraws and re-files its Notification and Report Form to allow a second 15-day waiting period, or if the reviewing agency issues a formal request for additional information and documentary material, in which case the waiting period expires ten (10) days after the date on which both parties have certified substantial compliance with such request. Parent and OSG intend to submit their respective HSR filings on June 10, 2024, in which case the 15-day waiting period would expire at 11:59 p.m. Eastern Time on June 25, 2024, unless otherwise extended.

The FTC and the Antitrust Division will consider the legality under the antitrust laws of the Purchaser’s proposed acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of OSG, Purchaser, Parent or any of their respective subsidiaries or affiliates. Private parties and individual states of the United States may also bring legal actions under the antitrust laws of the United States or state antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Parent and OSG do not believe that the consummation of the Offer and the Merger will violate applicable antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See “The Tender Offer—Section 15. Conditions of the Offer.”

Stockholder Approval Not Required. Assuming the Offer and the Merger are consummated in accordance with Section 251(h) of the DGCL, OSG has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by OSG and the consummation by OSG of the Offer and the Merger have been duly validly authorized by all necessary corporate action on the part of OSG, and no other corporate proceedings on the part of OSG are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. Section 251(h) of the DGCL provides that approval by stockholders of a public constituent company in a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates an offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on such merger, provided, however, among other things, that such offer may be conditioned on the tender of a minimum number or percentage of shares of stock, and such offer may exclude any “excluded stock” (as defined in Section 251(h) of the DGCL), which includes stock that is owned at the commencement of the offer by any person that owns, directly or indirectly, all of the outstanding stock of the corporation making the offer; (ii) immediately following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to the offer, together with the stock otherwise owned by the consummating company and its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement; and (iii) the stockholders at the time of the merger receive the same consideration for their stock in the merger as was payable in the tender offer. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that OSG will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Parent and OSG will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of OSG in accordance with Section 251(h) the DGCL. See “The Tender Offer—Section 11. Summary of the Merger Agreement and Certain Other Agreements” and “The Tender Offer—Section 12. Purpose of the Offer and Plans for OSG.”

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Takeover Laws. OSG is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person or group who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” or the transaction in which the person became an “interested stockholder” is approved in a prescribed manner. However, OSG has opted out of Section 203 and therefore the provisions of Section 203 are inapplicable to OSG. In addition to Section 203 of the DGCL, a number of other states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. OSG, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such takeover laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not attempted to comply with any such laws.

OSG is not aware of any other state takeover laws or regulations that are applicable to the Transaction and has not attempted to comply with any state takeover laws or regulations. If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, the OSG Board will grant such approvals and take such action are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. See “The Tender Offer—Section 15. Conditions of the Offer.”

Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders and beneficial owners of Shares of OSG who: (i) did not tender their Shares in the Offer (or who had tendered but subsequently validly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL, plus interest, if any, on the amount determined to be fair value. If you choose to demand appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares plus interest, if any, on the amount determined to be fair value.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. All references in Section 262 of the DGCL and in this summary to a (i) “stockholder” are to the record holder of Shares unless otherwise expressly noted herein, (ii) “beneficial owner” are to a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity. Stockholders and beneficial owners of Shares should carefully review the full text of Section 262 of the DGCL as well as the information discussed herein. Stockholders and beneficial owners of Shares should assume that OSG will take no action to perfect any appraisal rights of any person.

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The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Stockholders and beneficial owners of Shares should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Parent and OSG may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.

Any stockholder or beneficial owner of Shares who desires to demand appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to demand such rights.

Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice either a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. THE SCHEDULE 14D-9 CONSTITUTES THE FORMAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR EXERCISING AND PERFECTING APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF SUCH RIGHTS.

As discussed in the Schedule 14D-9, stockholders and beneficial owners of Shares wishing to exercise the right to seek an appraisal of their Shares under Section 262 of the DGCL must do ALL of the following:

●	within the later of the consummation of the Offer (which will occur at the date and time of the acceptance for payment of Shares pursuant to and subject to the conditions of the Offer) and 20 days after the mailing of the Schedule 14D-9, deliver to OSG at the address indicated in the Schedule 14D-9 a written demand for appraisal of their Shares, which demand must reasonably inform OSG of the identity of the person making the demand and that the person is demanding appraisal and, in the case of a demand made by a beneficial owner of Shares, must also reasonably identify the holder of record of the Shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of Shares and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the verified list required by subsection (f) of Section 262 of the DGCL;

●	not tender his, her or its Shares pursuant to the Offer (or, if tendered, validly and subsequently withdraw such Shares prior to the time Parent accepts properly tendered Shares for purchase);

●	continuously hold of record or beneficially own, as applicable, the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

●	otherwise timely and strictly comply with the procedures of Section 262 of the DGCL.

Any stockholder or beneficial owner of Shares who sells Shares in the Offer will not be entitled to demand appraisal rights with respect thereto but rather will receive the Offer Price, subject to the terms and conditions of the Merger Agreement, as well as the Offer to Purchase and related Letter of Transmittal, as applicable.

The preservation and demand of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the Schedule 14D-9. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

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The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any person who desires to demand appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to demand such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that the OSG Stockholders or beneficial owners of Shares demand appraisal rights under Section 262 of the DGCL.

If you tender your Shares into the Offer, you will not be entitled to demand appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

Parent and Purchaser have made no arrangements in connection with the Offer to provide the OSG Stockholders access to our corporate files or to obtain counsel or appraisal services at our expense.

Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. Rule 13e-3 will not be applicable to the Merger because (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of OSG for purposes of the Exchange Act; (ii) it is anticipated that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one (1) year following the consummation of the Offer); and (iii), in the Merger, stockholders will receive the same price per Share as paid in the Offer.

Litigation. As of June 7, 2024, OSG has not received any complaints seeking to enjoin OSG from consummating or otherwise opposing the Offer or Merger, or any demand letters requesting corrective disclosure. Lawsuits may be filed against OSG and the OSG Board, and lawsuits may be filed against Parent and Purchaser, in connection with the Offer, the Merger and the related disclosures. Depending on the nature and materiality of the allegations, Parent and Purchaser will not, and understand that OSG will not, necessarily announce such filings.

17.	FEES AND EXPENSES.

Parent has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. The Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

OSG will incur its own fees and expenses in connection with the Transactions.

18.	MISCELLANEOUS.

The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

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Parent and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in “The Tender Offer—Section 7. Certain Information Concerning OSG—Available Information.”

The Offer does not constitute a solicitation of proxies for any meeting of the OSG Stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Parent, Purchaser, the Depositary and Paying Agent or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, OSG or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Seahawk MergeCo., Inc.

Saltchuk Resources, Inc.

June 10, 2024

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SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF PURCHASER, PARENT AND SALTCHUK HOLDINGS, INC. AND THEIR RESPECTIVE CONTROLLING CORPORATIONS

1.	Seahawk MergeCo., Inc.

Seahawk MergeCo, Inc. is a Delaware corporation with its business address at Seahawk MergeCo., Inc., c/o Saltchuk Resources, Inc., 450 Alaskan Way South, Suite 708, Seattle, Washington 98104. The business telephone number of Purchaser is (206) 652-1111. Purchaser is a wholly owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for any and all of the outstanding Shares of OSG and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger. The following table sets forth information about the directors, executive officers, sole stockholder and ultimate parent corporation of Purchaser as of June 7, 2024.

Name, Position, Country of Citizenship or Jurisdiction of Incorporation	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Mark N. Tabbutt President; Director United States	Mr. Mark Tabbutt serves as a Director and the President and Chairman of Parent and Saltchuk Holdings and as a Director and the President of Purchaser. Mr. Tabbutt began working at Saltchuk in 1995. He served as General Manager of Alaska for Totem Ocean Trailer Express from 1996 – 1999; President of Parent from 1999 – 2007; and was elected Chairman of Parent in 2007. He became a Director and the President and Chairman of Saltchuk Holdings upon its formation in December 2020. Mr. Tabbutt holds a Bachelor’s Degree from Whitman College, a Juris Doctor degree from the University of Puget Sound / Seattle University, and completed the Owner-President Managed Program, unit #32, of the Harvard Business School’s Executive Education Program.

Jerald W. Richards Treasurer & Assistant Secretary; Director United States	Mr. Jerald W. Richards serves as a Director and the Senior Vice President, Chief Financial Officer & Assistant Secretary of Parent, the Senior Vice President, Chief Financial Officer & Assistant Secretary of Saltchuk Holdings and as a Director and the Treasurer & Assistant Secretary of Purchaser. Prior to joining Parent and Saltchuk Holdings in 2023, Mr. Richards held the position of Vice President and Chief Financial Officer at PotlatchDeltic Corporation, a publicly traded company headquartered in Spokane, Washington, for a decade. He also worked at Weyerhaeuser Company for eleven years before that, including serving as the company’s Chief Accounting Officer for three years. Mr. Richards holds a Bachelor’s Degree from Lewis & Clark College in Portland.

David R. Stewart Secretary; Director United States	Mr. David R. Stewart serves as a Director and Senior Vice President, General Counsel, Chief Ethics Officer & Secretary of Parent, Senior Vice President, General Counsel, Chief Ethics Officer & Secretary of Saltchuk Holdings and as a Director and the Secretary of Purchaser. Mr. Stewart joined Parent in 2022 following a year of public service in Washington DC, where he served as General Counsel for the U.S. Senate Committee on Commerce, Science, and Transportation. Prior to that, Dave served as the Chief Investment Officer and General Counsel of Copper Leaf, a diversified family investment fund, from 2019 through 2021 and the EVP, General Counsel, and Strategic Advisor, Philanthropy for Vulcan from 2012 through 2018. Dave graduated from Harvard College and earned law degrees from the University of California, Berkeley, and the University of Edinburgh in Scotland.

Colleen Rosas Director United States	Ms. Colleen Rosas serves as a Director and the Senior Vice President, Human Resources of Parent, as a Director of Purchaser, and as Senior Vice President, Human Resources of Saltchuk Holdings. Ms. Rosas joined Parent in 2014 from subsidiary Foss Maritime where she served as the Vice President of Human Resources. She became the Senior Vice President, Human Resources of Saltchuk Holdings upon its formation in December 2020. Her professional background includes 20+ years of HR leadership in a variety of industries including retail, hospitality, manufacturing, architecture, and healthcare. Ms. Rosas joined the Saltchuk family of companies after spending four years with Swedish Health Services, where she provided strategic HR leadership for one of the largest physician groups in the U.S. Prior to joining Swedish, she was the Director of Human Resources for a large architectural firm, with offices throughout the United States and China. She has had the distinction of earning “Best Company to Work For” designations in many of her prior roles. Ms. Rosas received her Bachelor of Arts Degree in Business Administration with a concentration in Human Resources Management from Western Washington University, and is certified as a Senior Professional in Human Resources (SPHR).

Saltchuk Resources, Inc., a Washington corporation	Saltchuk Resources, Inc. is the parent and sole stockholder of Purchaser. Refer to “2. Saltchuk Resources, Inc.” below for further information.

Saltchuk Holdings, Inc., a Washington corporation	Saltchuk Holdings is the corporation ultimately in control of Purchaser.

The common business address and telephone number for all the directors and executive officers of Purchaser are as follows: Seahawk MergeCo, Inc., c/o Saltchuk Resources, Inc., 450 Alaskan Way South, Suite 708, Seattle, Washington 98104, (206) 652-1111.

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2.	Saltchuk Resources, Inc.

Saltchuk Resources, Inc. is a Washington corporation with its business address at Saltchuk Resources, Inc., 450 Alaskan Way South, Suite 708, Seattle, Washington 98104. The business telephone number of Parent is (206) 652-1111. Parent, through its subsidiary business units and operating companies, provides air cargo, marine services, energy distribution, domestic shipping, international shipping and logistics services. The following table sets forth information about the directors, executive officers and sole shareholder of Parent as of June 7, 2024.

Name, Position, Country of Citizenship or Jurisdiction of Incorporation	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Mark N. Tabbutt President and Chairman; Director United States	Refer to “1. Seahawk MergeCo, Inc.” above for further information.

Jerald W. Richards Senior Vice President, Chief Financial Officer & Assistant Secretary; Director United States	Refer to “1. Seahawk MergeCo, Inc.” above for further information.

David R. Stewart Senior Vice President, General Counsel, Chief Ethics Officer & Secretary; Director United States	Refer to “1. Seahawk MergeCo, Inc.” above for further information.

Colleen Rosas Senior Vice President, Human Resources; Director United States	Refer to “1. Seahawk MergeCo, Inc.” above for further information.

Brian Reid Vice President, Controller & Assistant Treasurer United States

Mr. Brian Reid serves as the Vice President, Controller & Assistant Treasurer of Parent and Saltchuk Holdings. Mr. Reid joined Parent and Saltchuk Holdings in 2021. He was previously the Corporate Controller of Saltchuk Marine from 2019 through 2021. Prior to Parent and Saltchuk Holdings, he worked at Esterline, a global aerospace manufacturer, in a variety of finance and accounting roles from 2009 through 2019. Mr. Reid graduated from Washington State University with a degree in accounting.

Christopher Coakley Vice President, Government Affairs United States	Mr. Christoper Coakley services as the Vice President, Government Affairs of Parent and Saltchuk Holdings. Prior to joining Parent in 2012 (and Saltchuk Holdings upon its formation in December 2020), Mr. Coakley spent four years as vice president of legislative affairs for the American Waterways Operators, an industry association representing the U.S. tugboat, towboat, and barge industry, and for the three prior years he served as vice president for AWO’s Atlantic Region. Before joining AWO, Mr. Coakley was a government affairs associate at the law firm of Preston Gates Ellis & Rouvelas Meeds. For three years immediately following college, he worked in the office of Democratic Leader Richard Gephardt (D-MO) in the House of Representatives. Mr. Coakley received his Master’s Degree in transportation policy, operations, and logistics from the School of Public Policy at George Mason University. A graduate of Colby College, he also studied at the London School of Economics and was an intern at the British Parliament. Following college graduation, he participated in the “Business Bridge” program in accounting, finance, and marketing at Dartmouth University’s Tuck School.

Elizabeth Joy Vice President, Finance & Treasurer United States	Ms. Elizabeth Joy serves as the Vice President, Finance & Treasurer of Parent and Saltchuk Holdings. Ms. Joy joined Parent in November 2023. Before joining Parent and Saltchuk Holdings, Ms. Joy gained broad finance experience through a career with companies such as Chase Manhattan Bank, Microsoft, Vulcan, and, most recently, Dell Technologies, where she served from 2014 through 2023. She has held progressive roles in banking, treasury, sales operations and finance, planning & analysis (FP&A). Ms. Joy is a Yale University graduate and earned her MBA at UC Berkeley’s Haas School of Business.

Saltchuk Holdings, Inc., a Washington corporation	Saltchuk Holdings is the corporation ultimately in control of Parent.

The common business address and telephone number for all the directors and executive officers of Parent are as follows: Saltchuk Resources, Inc., 450 Alaskan Way South, Suite 708, Seattle, Washington 98104, (206) 652-1111.

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3.	Saltchuk Holdings, Inc.

Saltchuk Holdings, Inc. is a Washington corporation with its business address at Saltchuk Holdings, Inc., c/o Saltchuk Resources, Inc., 450 Alaskan Way South, Suite 708, Seattle, Washington 98104. The business telephone number of Parent is (206) 652-1111. Saltchuk Holdings, Inc. is the holding company for Saltchuk Resources, Inc. and its subsidiaries. The following table sets forth information about the directors and executive officers of Saltchuk Holdings, Inc. as of June 7, 2024.

Name, Position, Country of Citizenship or Jurisdiction of Incorporation	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Mark N. Tabbutt President and Chairman; Director United States	Refer to “1. Seahawk MergeCo., Inc.” above for further information.

Jerald W. Richards Senior Vice President, Chief Financial Officer & Assistant Secretary United States	Refer to “1. Seahawk MergeCo., Inc.” above for further information.

David R. Stewart Senior Vice President, General Counsel, Chief Ethics Officer & Secretary United States	Refer to “1. Seahawk MergeCo., Inc.” above for further information.

Colleen Rosas Senior Vice President, Human Resources United States	Refer to “1. Seahawk MergeCo., Inc.” above for further information.

Brian Reid Vice President, Controller & Assistant Treasurer United States	Refer to “2. Saltchuk Resources, Inc.” above for further information.

Christopher Coakley Vice President, Government Affairs United States	Refer to “2. Saltchuk Resources, Inc.” above for further information.

Elizabeth Joy Vice President, Finance & Treasurer United States	Refer to “2. Saltchuk Resources, Inc.” above for further information.

Scott Anderson Director United States	Mr. Scott Anderson serves as a Director of Saltchuk Holdings. Mr. Anderson has been a principal of Cedar Grove Partners, LLC, an investment and consulting/advisory partnership, since 1997, and a principal of Cedar Grove Investments, LLC, a private seed capital firm, since 1998. Prior to founding Cedar Grove, Mr. Anderson was with McCaw Cellular/AT&T Wireless, most recently as Senior Vice President of the Acquisitions and Development group. Before joining McCaw Cellular in 1986, he was engaged in private law practice. Scott received a bachelor’s degree in History from the University of Washington, magna cum laude, and a law degree from the University of Washington Law School, with the highest honors.

Timothy B. Engle Director United States	Mr. Timothy B. Engle serves as a Director of Saltchuk Holdings. He is a member of Vistage International and currently serves on the University of Washington Foster School of Business Dean’s Advisory Board and the board of The Commerce Bank of Washington. He served as President of Parent from 2007 to 2019. Before that, he was a Director of Foss Maritime Company and held positions in the San Francisco and Seattle offices. He also worked for TOTE Maritime Alaska for three years. Mr. Engle holds a B.A. in Communication Studies from Seattle University, an M.B.A. from the University of Washington, and completed the Owner/President Management Program of Executive Education at Harvard Business School.

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Name, Position, Country of Citizenship or Jurisdiction of Incorporation	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Daniel Stuart Fulton Director United States	Mr. Daniel Stuart Fulton serves as a Director of Saltchuk Holdings. Mr. Fulton served as CEO and director of Weyerhaeuser Company from 2008 through 2013, when he retired after nearly 38 years with the company. Prior to becoming Weyerhaeuser’s CEO, he served in a number of finance and real estate related positions, including president and CEO of Weyerhaeuser Real Estate Company, and president of Weyerhaeuser Realty Investors. During his Weyerhaeuser career, Mr. Fulton served on numerous boards related to the forest products and homebuilding industries. He is an executive fellow and past chair of the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University, a member and past-chair of the Washington Roundtable, past-chair of the United Way of King County, and is a member of the Advisory Board for the Foster School of Business at the University of Washington. Mr. Fulton holds a BA in Economics from Miami University (Ohio), an MBA in finance from the University of Washington, and he completed the Stanford University Executive Program. From 1970 to 1974 he served on active duty as an officer in the U.S. Navy Supply Corps.

Leslie Paul Goldberg Director United States	Mr. Leslie Paul Goldberg serves as a Director of Saltchuk Holdings. Mr. Goldberg is the founder and CEO of Pure Audio, Inc., a leading broadcast audio production facility in Seattle since 1996. For the past 13 years, Mr. Goldberg has served on the board of directors for the Evergreen State College Foundation. He has served on the board of directors for TVW.org since 2006. Mr. Goldberg graduated from The Evergreen State College with a Bachelor of Arts degree; he later went on to complete the Executive Education Program at the University of Washington Foster School of Business.

Brandon Pedersen Director United States	Mr. Brandon Pedersen serves as a Director of Saltchuk Holdings. Mr. Pedersen retired from Alaska Airlines in 2020 after nearly 10 years as CFO and 16 years as a member of the executive team. He brings his experience as a public company CFO and a “Big 4” audit partner to the board in the areas of strategy, risk management, and governance. He is active in the Seattle area, serving on the board of Northwest Harvest, and as an adjunct faculty member at the UW Foster School of Business teaches about leadership and the role of the board. He earned his BA in Accounting and Economics from the University of Washington and is a licensed CPA.

Susan Mullaney Director United States	Ms. Susan Mullaney serves as a Director of Saltchuk Holdings. Ms. Mullaney currently serves as a Senior Advisor with The Boston Consulting Group, a position that she has held since 2023. She is the former President of Kaiser Permanente Washington, a nonprofit health plan providing high-quality, affordable health care to more than 681,000 members in Northwest, Central and Eastern Washington, Coastal and Olympic regions, and Puget Sound, where she served from 2016 through 2022. She served on the board of directors at the American Heart Association and the Oregon Hospital Association, where she served as board chairman in her final year. Ms. Mullaney received a master’s degree in Health Care Policy and Management from the University of Massachusetts, Amherst, and a bachelor’s degree from Eastern Connecticut State University. She is a member of the American College of Healthcare Executives. She represents Kaiser Permanente at the International Federation of Health Plans’ Executive Development Programme, which includes a respected cohort of global healthcare leaders.

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Name, Position, Country of Citizenship or Jurisdiction of Incorporation	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Nicole Piasecki Director United States	Ms. Nicole Piasecki serves as a Director of Saltchuk Holdings. Ms. Piasecki retired from Boeing in 2017 as the Vice President and General Manager of the Propulsion Systems Division of Boeing Commercial Airplanes. During 25 years with The Boeing Company, she held a number of senior roles, from Senior Vice President of Business Development & Strategic Integration to President of Boeing Japan. Ms. Piasecki is the Chairman of the Seattle University Board of Trustees and a member of the board of directors of Weyerhaeuser. She earned her Bachelor of Science in Mechanical Engineering from Yale University and an MBA from the Wharton School of Business at the University of Pennsylvania, which included studies at the Keio Business School in Japan.

Mark Sterrett Director United States	Mr. Mark Sterrett serves as a Director of Saltchuk Holdings. Mr. Sterrett is a Principal at Makai Advisory Services in Seattle, where he has served since 2019. Prior to that, he has worked at a variety of banks, including, most recently, MUFG Union Bank, N.A., where he served in 2019, and Bank of Hawaii, where he served in 2018 He brings to the board 15+ years of experience in corporate and commercial banking and deep knowledge of our companies as part of the Saltchuk Holdings shareholder group. Mr. Sterrett earned his BA in Accounting from the University of Denver, is a CPA, and has completed the Management Program at the University of Washington as well as the Corporate Governance program through Kellogg Executive Education. He is a board member for the Ronald McDonald House Charities of Western Washington.

Denise G. Tabbutt Director United States	Ms. Denise G. Tabbutt serves as a Director of Saltchuk Holdings. Ms. Tabbutt has served on the Saltchuk Holdings Board of Directors as the Chair of Saltchuk Holdings’ Governance Committee since Saltchuk Holdings’ formation in 2020, and held similar positions at Parent from 2007 through Saltchuk Holdings’ formation in 2020. She has also served on the Board of Directors for SeaBear Smokehouse since 1996. Committed to education and youth development, Ms. Tabbutt joined the board of Seattle Nativity School, an independent middle school serving low-income students in the Seattle area, in 2020. She served on the board of Seattle Preparatory School from 2011 to 2018 and the Board of Trustees at Westside School from 2001 to 2013. In addition, Ms. Tabbutt was on the Whitman College Board of Overseers from 2011 to 2015. She was named to the Board of Trustees for Whitman College in 2015. She also served on the Board of YouthCare, a non-profit organization dedicated to ending youth homelessness, from 2010 to 2014. Ms. Tabbutt received a Bachelor of Arts in Psychology and French from Whitman College in 1987 and completed Finance for Senior Executives and the Executive Education Program from Harvard Business School in 2002.

The common business address and telephone number for all the directors and executive officers of Saltchuk Holdings, Inc. are as follows: Saltchuk Holdings, Inc., 450 Alaskan Way South, Suite 708, Seattle, Washington 98104, (206) 652-1111.

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4.	Security Ownership of Certain Beneficial Owners

As of May 19, 2024, Parent owned 15,203,554 Shares of OSG, or 21.1% of the outstanding Shares of OSG, based on 72,030,977 Shares outstanding as of May 16, 2024, excluding the Company Warrants exercisable for 507,535 Shares as of May 16, 2024.

None of the directors, executive officers, general partners, controlling persons, associates or majority-owned subsidiaries of Parent beneficially own any Shares or transacted in the Shares during the past 60 days.

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The Letter of Transmittal and any other required documents should be sent by each stockholder of OSG or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary and Paying Agent as follows:

The Depositary and Paying Agent for the Offer is:

If delivering by hand, express mail, courier or other expedited service:	If delivering by mail:

Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011

Other Information:

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Schedule TO may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Stockholders, banks and brokers may call Georgeson LLC, the Information Agent for the Offer, toll-free at (866) 643-6206.

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